As filed with the Securities and Exchange Commission on February [    ], 2013

Registration No. 333-163152

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-1

Registration Statement

Under

The Securities Act of 1933

Avantair, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	4522	20-1635240
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification No.)

4311 General Howard Drive

Clearwater, FL 33762

(727) 539-0071

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven Santo

Chief Executive Officer

Avantair, Inc.

4311 General Howard Drive

Clearwater, FL 33762

(727) 539-0071

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael L. Fantozzi, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-6000

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-163152) (the “Registration Statement”) of Avantair, Inc. (the “Company”) is being filed pursuant to the undertaking in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission on March 12, 2010, to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the “Annual Report”) that was filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2012 and, in some cases, to reflect disclosure as of and through a more recent practicable date. No additional securities are being registered under this Post-Effective Amendment No. 4. All applicable SEC registration fees were paid at the time of the filing of the original Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Post-Effective Amendment No. 4 to the Registration Statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March [    ], 2013

PROSPECTUS

7,403,949 Shares of Common Stock

Avantair, Inc.

This prospectus relates solely to the sale or other disposition of up to an aggregate of 7,403,949 shares of common stock of Avantair, Inc. by the Selling Stockholders identified in the section entitled “Selling Stockholders” of this prospectus.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. For additional information, you should refer to the section entitled “Plan of Distribution” of this prospectus. We will not receive any proceeds from the sale or other disposition of the shares of common stock covered hereby by the Selling Stockholders. We are contractually obligated to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions incurred by the Selling Stockholders.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol “AAIR”. On March 4, 2013, the last reported sale price of our shares was $0.13 per share. Our principal executive offices are located at 4311 General Howard Drive, Clearwater, Florida 33762 (telephone: (727) 539-0071). You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 1 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March [    ], 2013.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission, or SEC. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale or other disposition of our common stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference in this prospectus before you decide to purchase the Company’s securities. In particular, you should carefully consider and evaluate the risks and uncertainties described below and in “Part I — Item 1A. Risk Factors” of our Annual Report on Form 10-K, as amended, for the year ended June 30, 2012, “Part II — Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended September 28, 2012, “Part II — Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012 and in subsequent filings that we make with the U.S. Securities and Exchange Commission. Any of the risks and uncertainties set forth herein or therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. As a result, you could lose all or part of your investment.

Risks Related to Our Business

The Company may face challenges as it seeks to maintain sufficient liquidity, reduce its operating and other expenditures and raise additional funds. The Company may not be able to raise those funds or reduce its operating and other expenditures to expected levels.

The Company has experienced negative cash flow since its inception. The Company’s net cash used in operations for the six months ended December 31, 2012 was approximately $4.5 million and as of December 31, 2012, the Company had cash and cash equivalents of $1.4 million. As of December 31, 2012, the Company had incurred an aggregate of approximately $30.7 million in short and long-term indebtedness to third party lenders, including senior secured convertible promissory notes having an aggregate principal amount of $2.8 million. On February 1, 2013, the Company issued to ten accredited investors, who are also participants in our fractional ownership program, Notes in an aggregate principal amount of $712,500 and Warrants to purchase an aggregate of 2,850,000 shares. On December 12, 2012, the Company received a letter from Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and David Greenhouse (collectively, the “SSF Investors”) claiming that liquidated damages were payable by the Company to the SSF Investors under the Registration Rights Agreement dated October 16, 2009 by and among the Company, certain investors and EarlyBirdCapital, Inc., LLC. On February 6, 2013, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with the SSF Investors to resolve the matter and issued to the SSF Investors senior secured convertible promissory notes having an aggregate principal amount of approximately $1.1 million (the “SSF Notes”) and warrants to purchase an aggregate of 4,222,148 shares of common stock (the “SSF Warrants”).

Much of this indebtedness is secured by certain of the Company’s assets. The Company’s business may not generate sufficient cash flow from operations or from other sources sufficient to enable it to repay its indebtedness and to fund its other liquidity needs, which could have a material adverse effect on its business, results of operations and financial condition.

In order to fund the Company’s operations, the Company will need to incur borrowings or raise capital through the sale of debt or equity securities, including through the issuance of senior secured convertible promissory notes, or Notes, and warrants, or Warrants. The Notes bear interest at an initial rate of 2.0% per annum, which will increase to 12.0% per annum if the Company is unsuccessful in obtaining stockholder approval by March 31, 2013 to increase the Company’s authorized shares of common stock so that a sufficient number of shares are reserved for the conversion of the Notes. Holders of the Notes may, at their option, elect to convert all outstanding principal and accrued but unpaid interest on the Notes into shares of common stock at a conversion price of $0.25 per share, but may convert only a portion of such Notes if an inadequate number of authorized shares of common stock is available to effect such optional conversion. Holders of the Notes are entitled to certain anti-dilution protections. The Company may prepay the Notes on or after November 28, 2014. The Notes have a maturity date of November 28, 2015, unless the Notes are earlier converted or an event of default or liquidation event occurs. The Warrants are exercisable at an exercise price of $0.50 per share, which exercise price is subject to certain anti-dilution protections, however the Warrants may not be exercised unless a sufficient number of authorized shares of common stock are available for the exercise of the Warrants. The Warrants expire on November 30, 2017. The Company’s ability to borrow or access the capital markets for future offerings, including the senior secured convertible promissory note and warrant financing, may be limited by its financial condition as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond its control. The Company’s ability to obtain future financing is subject to the value of its unencumbered assets, the value of which is limited. In addition, the Company may seek to raise additional capital in additional closings of senior secured convertible promissory notes and warrants or in subsequent offerings. The terms of these proposed offerings may vary from the terms of the senior secured convertible promissory notes and warrants issued by the Company in November 2012 and February 2013. The Company anticipates that it will seek to consummate additional closings of senior secured convertible promissory notes and warrants through March 2013. There can be no assurance that the Company will be successful in completing these offerings or obtaining stockholder approval for any necessary increases in the authorized shares of common stock related to these offerings. If the Company is unable to complete one or more of such offerings or if the amount raised is not adequate, there can be no assurance that the Company can continue operations or meet its ongoing obligations and commitments. The Company’s failure to obtain the funds necessary for the operation of the business could have a material adverse effect on its business, results of operations and financial condition.

In addition, since early fiscal year 2012 through February 2013, the Company has engaged in cost saving initiatives. There can be no assurance that continued implementation of these cost savings initiatives will be successful or sufficient. The Company’s inability to continue to engage in cost savings initiatives will have a material adverse effect on its business, results of operations and financial condition.

Avantair recently experienced a voluntary stand down of its operations to complete reviews of its aircraft maintenance records and inspection of its aircraft in coordination with the Federal Aviation Administration (FAA) which could have an adverse impact on the Company’s ability to operate its aircraft and cause Avantair to incur substantial additional costs to continue flight operations.

On October 25, 2012, the Company made an announcement regarding the voluntary stand down of its operations in order to complete a comprehensive review of records and supporting maintenance documentation and an inspection of its aircraft fleet. This voluntary action was taken in coordination with the FAA. During the stand down, which lasted approximately three weeks, the Company furloughed a portion of its employees. Beginning November 8, 2012, the Company started recalling its employees and commenced operating some of its aircraft on November 11, 2012 with a return to service of a majority of its fleet by November 19, 2012. The effect of the operational stand down negatively impacted the Company’s cash receipts, liquidity and retention of program participants. Separate of charter and costs associated with retention of program participants, the Company incurred approximately $1.2 million for consulting, FAA, furlough, legal, communication and other costs. There can be no assurance that the Company will not incur additional costs in connection with the stand down, which may have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company’s pilots have voted to join a labor union in February 2013. The unionization of the Company’s pilots could disrupt our operations and harm our business.

On February 14, 2013, the National Mediation Board conducted an election to determine whether a group of pilots, or Pilots, that we employ should be represented by the International Association of Sheet Metal, Air, Rail and Transportation Workers, or SMART, for purposes of the Railway Labor Act, or RLA. Prior to this election, the Pilots were not represented by any labor union, employee association, organization with bargaining rights, or similar organization. Following the election, the National Mediation Board concluded that a sufficient number of Pilots had voted in favor of certifying SMART as their representative under the RLA and, as such, SMART has been duly designated and authorized to represent the Pilots for purposes of the RLA. The Company respects its employees’ rights to unionize. However, the unionization of our employees could result in increased labor costs or reduced operating efficiency for the Company, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Risks Related to Our Common Stock

There will be a substantial number of shares of the Company’s common stock available for sale in the future that will be substantially dilutive to its current stockholders and may cause a decrease in the market price of its common stock.

As of February 28, 2013, the Company had 40,903,717 shares of common stock outstanding, outstanding options to purchase 1,679,317 shares of common stock under its Amended and Restated 2006 Long-Term Stock Incentive Plan (“2006 Long-Term Stock Incentive Plan”), 2,639,516 shares of common stock available for future issuance under its 2006 Long-Term Stock Incentive Plan and warrants to purchase 37,177,778 shares outstanding. In addition, as of February 28, 2013, the Company has 152,000 shares of Series A Convertible Preferred Stock outstanding. As of February 28, 2013, 2012, the Company has 15,108,118 shares of common stock reserved for issuance upon the conversion of the outstanding shares of Series A Convertible Preferred Stock. Beginning in the second quarter of fiscal year 2013, the Company initiated steps to raise additional capital through multiple offerings of securities. The securities offered will not be and have not been registered under the Securities Act of 1933, as amended, or Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. At the Initial Closing, which occurred on November 30, 2012, the Company issued Notes having an aggregate principal amount of $2.8 million and Warrants to purchase 11,200,000 shares of the Company’s common stock. At an additional closing, which occurred on February 1, 2013, the Company issued additional Notes having an aggregate principal amount of $712,500 and Warrants to purchase 2,850,000 shares of common stock to ten accredited investors, who are also participants in our fractional ownership program. The Company may seek to raise additional capital in additional closings of the Notes and Warrants or subsequent offerings. The terms of these proposed offerings may vary from the terms of the Notes and Warrants. If one or more of these closings or offerings is consummated, the issuance of some or all of these securities will further substantially dilute the Company’s existing stockholders as will additional issuances that will be triggered under anti-dilution and similar provisions of the Company’s outstanding securities. Any dilution of the common stock may cause a decrease in the market price of the common stock.

There must be a current prospectus and state registration or exemption in order for you to purchase the common stock covered by this prospectus.

The common stock may be offered or sold only if a current prospectus relating to such common stock is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of such common stock reside. Although we will attempt to maintain the effectiveness of a current prospectus covering the common stock covered under this prospectus and maintain the registration or exemption of such common stock under the securities laws of the states in which the shares of common stock are offered or sold, there can be no assurance that we will be able to do so. The Selling Stockholders will be unable to offer or sell common stock to those persons desiring to purchase or acquire common stock if a current prospectus covering such common stock is not kept effective or if such shares are neither qualified nor exempt from qualification in the states in which the holders of such common stock reside.

The trading price of Avantair’s common stock is likely to be volatile, and you might not be able to sell your shares at or above the public offering price.

The trading price of Avantair’s common stock is likely to be subject to wide fluctuations. Factors, in addition to those outlined elsewhere in this prospectus, that may affect the trading price of the Company’s common stock include:

•	actual or anticipated variations in the Company’s operating results;

•	announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by the Company or its competitors;

•	changes in recommendations by any securities analysts that elect to follow the Company’s common stock;

•	the financial projections the Company may provide to the public, any changes in these projections or its failure to meet these projections;

•	the loss of a key customer;

•	the loss of a key supplier;

•	the loss of key personnel;

•	government regulations affecting our industry;

•	lawsuits filed against the Company;

•	changes in operating performance and stock market valuations of other companies that sell similar products and services;

•	price and volume fluctuations in the overall stock market;

•	market conditions in our industry, the industries of our customers and the economy as a whole; and

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events.

If securities analysts do not publish research or reports about Avantair’s business or if they downgrade its stock, the price of its stock could decline.

The research and reports that industry or financial analysts publish about Avantair or its business will likely have an effect on the trading price of its common stock. If an industry analyst decides not to cover the Company, or if an industry analyst decides to cease covering the Company at some point in the future, the Company could lose visibility in the market, which in turn could cause its stock price to decline. If an industry analyst downgrades Avantair’s stock, its stock price would likely decline rapidly in response.

The concentration of Avantair’s capital stock ownership with insiders will likely limit your ability to influence corporate matters.

As of December 31, 2012, Avantair’s insiders, (its executive officers, directors, current five percent or greater stockholders and affiliated entities) together beneficially own a significant amount of our outstanding securities. As a result, these stockholders, acting together, will have significant influence over all matters that require approval by the Company’s stockholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other stockholders, including those who purchased shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control that other stockholders may view as beneficial.

Provisions of the Company’s amended and restated certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change of control of or changes in its management and, as a result, depress the trading price of its common stock.

Avantair’s certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control or changes in its management that its stockholders may deem advantageous. These provisions:

•	authorize the issuance of “blank check” preferred stock that the Company’s board could issue to increase the number of outstanding shares and to discourage a takeover attempt;

•	limit the ability of the Company’s stockholders to call special meetings of stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal the Company’s bylaws; and

•	establish advance notice requirements for nominations for election to the Company’s board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, the Company is subject to Section 203 of the Delaware General Corporation Law, or Section 203, which, subject to some exceptions, prohibits “business combinations” between a Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15.0% or more of a Delaware corporation’s voting stock for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control that the Company’s stockholders might consider to be in their best interests. See “Description of Capital Stock.”

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

The Company does not expect to pay any cash dividends for the foreseeable future.

The Company does not anticipate that it will pay any cash dividends to holders of its common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends in the foreseeable future should not purchase the Company’s common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains forward-looking statements relating to future events and the future performance of the Company, including, without limitation, statements regarding the Company’s expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “believes,” or similar language. Our actual results could differ materially from the information contained in these forward-looking statements as a result of various factors, including, but not limited to, the factors outlined in our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2012, particularly under the heading “Risk Factors,” the factors outlined in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, particularly under the heading “Risk Factors,” the factors outlined in our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2012, particularly under the heading “Risk Factors,” and the factors outlined below:

(1)	our inability to generate sufficient net revenue in the future;

(2)	our inability to fund our operations and capital expenditures;

(3)	our inability to raise capital or meet cash flow projections, including our inability to raise funds through the issuance of convertible notes and warrants or through other financings;

(4)	extensive government regulation, including, but not limited to, the operational requirements of the Federal Aviation Administration;

(5)	our inability to generate sufficient cash flows to meet our debt service obligations or other financial obligations;

(6)	our inability to obtain new or retain current acceptable program participant contracts;

(7)	the potential impact to our business, financial condition and results of operations of our pilot group’s successful unionization;

(8)	the inability to strategically eliminate more costly aircraft from our fleet and that such action may not see a corresponding decrease in the cost of flight operations;

(9)	the inability to achieve lower maintenance costs through the use of third party maintenance operators;

(10)	the loss of key personnel;

(11)	our inability to effectively manage our growth;

(12)	our inability to acquire additional aircraft and parts from our single manufacturer;

(13)	competitive conditions in the fractional aircraft industry;

(14)	the failure or disruption of our computer, communications or other technology systems;

(15)	changing economic conditions;

(16)	increases in fuel costs; and,

(17)	our failure to attract and retain qualified pilots and other operations personnel.

The risks described above and in our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2012, our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012 and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2012 are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or operating results. We do not undertake, and expressly disclaim, any obligation to update this forward-looking information, except as required by applicable law.

The forward-looking statements relating to future events and the future performance of the Company, include, without limitation, statements regarding: the ability of the Company to meet its primary operating strategy to achieve positive cash flows by continuing the Company’s cost savings initiatives; the timeline for the Company achieving positive cash flows; the Company’s plans, beginning in the third fiscal quarter of 2013, to strategically eliminate more costly aircraft from its fleet, and as a result, the Company’s expectation to see a corresponding decrease in its cost of flight operations, which includes maintenance costs; the Company’s expectation of lower maintenance costs as a result of driving increased efficiencies through the use of third party aircraft maintenance operators to provide increased levels of maintenance contract services of its fleet; the Company’s belief that the effect of the operational stand down will negatively impact its cash receipts, liquidity and retention of program participants in the near term; the Company’s assumption that it will continue as a going concern; the Company’s expectation that it will seek to raise additional capital in additional offerings, the terms of such additional offerings and the Company’s expectation that it will seek to consummate such additional offerings through March 2013; the Company’s ability to obtain shareholder approval for any necessary increases in the authorized shares of common stock related to the offerings; and the impact on the Company’s business, financial condition and results of operations as a result of the pilot group’s successful unionization.

CERTAIN DEFINITIONS

Unless the context indicates otherwise, the terms “Avantair”, the “Company”, “we”, “our” and “us” refer to Avantair, Inc. and, where appropriate, its subsidiary. The term “Registrant” means Avantair, Inc.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale or other disposition of the shares of common stock covered by this prospectus.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the Selling Stockholders including the number of shares of common stock, senior secured convertible promissory notes and warrants beneficially owned by each Selling Stockholder as of February 28, 2013. The table identifies the number of shares of common stock purchased by each Selling Stockholder in the June, September and October 2009 private placements that may be sold or disposed of under this prospectus. The table below also includes the senior secured convertible promissory notes and warrants purchased or acquired in November 2012 and February 2013 by certain of the Selling Stockholders, which are not covered by this prospectus. When the Company refers to the “Selling Stockholders” in this prospectus, it means those persons listed in the table below, as well as the pledgees, donees, transferees or other successors-in-interest who later hold any of the Selling Stockholders’ rights under the Registration Rights Agreement dated October 16, 2009 by and among the Company, certain investors and EarlyBird Capital, LLC. The information is based on information that has been provided to the Company by or on behalf of the Selling Stockholders. The information provided below assumes all of the shares covered hereby are sold or otherwise disposed of by the Selling Stockholders pursuant to this prospectus. However, the Company does not know whether the Selling Stockholders will in fact sell or otherwise dispose of the shares of common stock listed next to their names below. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth on the table below. Information concerning the Selling Stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

For the purposes of the following table, the number of shares of the Company’s common stock beneficially owned and the percentage ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act, based on 40,903,717 shares of common stock outstanding as of February 28, 2013, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a Selling Stockholder has sole or shared voting power or investment power and also any shares which that Selling Stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights or the conversion of convertible notes.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering	% of Common Stock Beneficially Owned After the Offering
A. Clinton Allen (1)	1,880,474	126,316	1,754,158	4.1%
Lawson P. Allen (2)	463,158	63,158	400,000	*
Richard B. DeWolfe Revocable Trust (3)	1,776,263	105,263	1,671,000	3.9%
Jonathan Auerbach (4)	3,977,714	368,421	3,609,293	8.8%
David Greenhouse (5)(6)	15,185,087	425,000	14,760,087	29.9%
Special Situations Fund III QP, L.P. (6)	8,892,349	3,947,369	4,944,980	10.0%
Special Situations Cayman Fund, L.P. (6)	2,964,116	1,315,790	1,648,326	3.3%
Special Situations Private Equity Fund, L.P. (6)	2,371,632	1,052,632	1,319,000	2.7%

TOTAL	37,510,793	7,403,949	30,106,844

*	Less than 1%
(1)	The business address of Mr. Allen is 710 South Street, Needham, MA 02492. Mr. Allen is a director of Avantair. Shares reported as beneficially owned by Mr. Allen include shares held by his spouse, Lawson P. Allen. Includes 600,000 shares issuable upon conversion of the senior secured convertible promissory note having a principal amount of $150,000 and 600,000 shares issuable upon exercise of the warrant issued to Mr. Allen on November 30, 2012, and the 200,000 shares issuable upon conversion of the senior secured convertible promissory note having a principal amount of $50,000 and 200,000 shares issuable upon exercise of the warrant issued to Mrs. Allen on November 30, 2012, which are not covered by this prospectus. The senior secured convertible promissory notes and warrants are not convertible into or exercisable for shares of common stock, respectively, unless there is a sufficient number of shares authorized under the Company’s certificate of incorporation and available for such issuance. Includes 30,000 shares of common stock issuable upon exercise of the options which vested on February 22, 2008, February 22, 2009 and February 22, 2010.
(2)	The business address of Mrs. Allen is 710 South Street, Needham, MA 02492. Mrs. Allen is the wife of Mr. Allen. Includes 200,000 shares issuable upon conversion of the senior secured convertible promissory note having a principal amount of $50,000 and 200,000 shares issuable upon exercise of the warrant issued to Mrs. Allen on November 30, 2012, which are not covered by this prospectus. The senior secured convertible promissory note and warrant are not convertible into or exercisable for shares of common stock, respectively, unless there is a sufficient number of shares authorized under the Company’s certificate of incorporation and available for such issuance.
(3)	The business address of Richard B. DeWolfe Revocable Trust is 206 Grove Street, Westwood, MA 02090. Through his control of Richard B. DeWolfe Revocable Trust, Mr. DeWolfe has voting and investment control over the portfolio securities of the trust. Mr. DeWolfe is a director of Avantair. Includes 800,000 shares issuable upon conversion of the senior secured convertible promissory note having a principal amount of $200,000 and 800,000 shares issuable upon exercise of the warrant issued to Mr. DeWolfe on November 30, 2012, which are not covered by this prospectus. The senior secured convertible promissory note and warrant are not convertible into or exercisable for shares of common stock, respectively, unless there is a sufficient number of shares authorized under the Company’s certificate of incorporation and available for such issuance.
(4)	The business address of Mr. Auerbach is Hound Partners, LLC 101 Park Avenue, 48th Floor, New York, NY 10178. The shares are held by Hound Partners, LP, and Hound Partners Offshore Fund, LP. Mr. Auerbach is the Managing Member of Hound Performance, LLC and Hound Partners, LLC, investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP and Hound Partners Offshore Fund, LP. Mr. Auerbach has voting and investment control over the portfolio securities of each of these funds.

(5)	The business address of Mr. Greenhouse is 527 Madison Avenue Suite 2600, New York, NY 10022. Also includes securities held by Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P. (the “Special Situations Funds”), as described in footnote 6 below. Includes 265,995 shares issuable upon conversion of the senior secured convertible promissory notes having a principal amount of $66,499 and 265,995 shares issuable upon exercise of the warrant issued to Mr. Greenhouse on February 6, 2013. Includes 2,472,490 shares issuable upon conversion of the senior secured convertible promissory notes having a principal amount of $618,123 and 2,472,490 shares issuable upon exercise of the warrant issued to Special Situations Fund III QP, L.P. on February 6, 2013. Includes 824,163 shares issuable upon conversion of the senior secured convertible promissory notes having a principal amount of $206,041 and 824,163 shares issuable upon exercise of the warrant issued to Special Situations Cayman Fund, L.P. on February 6, 2013. Includes 659,500 shares issuable upon conversion of the senior secured convertible promissory notes having a principal amount of $164,875 and 659,500 shares issuable upon exercise of the warrant issued to Special Situations Private Equity Fund, L.P. on February 6, 2013. The senior secured convertible promissory note and warrant are not convertible into or exercisable for shares of common stock, respectively, unless there is a sufficient number of shares authorized under the Company’s certificate of incorporation and available for such issuance.
(6)	The business address of Special Situations Funds is 527 Madison Avenue Suite 2600, New York, NY 10022. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III QP, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the Special Situations Funds.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of the Company’s capital stock, senior secured convertible promissory notes and warrants includes a summary of the Company’s amended and restated certificate of incorporation. This description is subject to the relevant provisions of Delaware General Corporation Law.

General

The Company’s authorized capital stock consists of 76 million shares of all classes of capital stock, of which 75 million are shares of common stock, par value, $0.0001 per share, and 1 million are shares of preferred stock, par value of $0.0001 per share.

Common Stock

The holders of shares of Avantair’s common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights applicable to the shares of preferred stock, the holders of the shares of common stock are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders of the preferred shares, the holders of the Company’s shares of common stock are entitled to share ratably in any distribution of its assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Pursuant to a restricted stock agreement, as amended, between the Company and entities controlled by Lorne Weil, a director of the Company, the Company has issued an aggregate of 6,000,000 shares of the Company’s common stock to such entities controlled by Mr. Weil and, pursuant to an amended and restated restricted stock agreement between the Company and Hugh Fuller, the Company has issued an aggregate of 8,400,000 shares of the Company’s common stock to entities controlled by Mr. Fuller. These shares are entitled to certain anti-dilution rights for issuances by the Company of securities, other than certain excluded issuances, at an effective price per share that is less than $0.19, subject to certain adjustments.

Unissued Shares of Capital Stock

As of February 28, 2013, the Company had 40,903,707 shares of common stock outstanding, outstanding options to purchase 1,679,317 shares of common stock under the Amended and Restated 2006 Long-Term Stock Incentive Plan (the “Plan”), 2,639,516 shares of common stock available for future issuance under the Plan and outstanding warrants to purchase 37,177,778 shares of common stock. On November 30, 2012, in connection with the issuance of senior secured convertible promissory notes (“Notes”), the Company issued warrants to purchase an aggregate of 11,200,000 shares of common stock to the purchasers of the Notes. On February 1, 2013, the Company issued to ten accredited investors, who are also participants in our fractional ownership program, Notes in an aggregate principal amount of $712,500 and Warrants to purchase an aggregate of 2,850,000 shares. On December 12, 2012, the Company received a letter from the SSF Investors claiming that liquidated damages were payable by the Company to the SSF Investors under the Registration Rights Agreement dated October 16, 2009 by and among the Company, certain investors and EarlyBirdCapital, Inc., LLC. On February 6, 2013, the Company entered into the Settlement Agreement with the SSF Investors to resolve the matter and issued to the SSF Investors the SSF Notes having an aggregate principal amount of approximately $1.1 million and the SSF Warrants to purchase an aggregate of 4,222,148 shares of common stock. In addition, as of February 28, 2013, the Company had 152,000 shares of Series A Convertible Preferred Stock (“Series A Preferred Shares”) outstanding. As of February 28, 2013, the Company had 15,108,118 shares of common stock reserved on its books and records for issuance upon the conversion of the outstanding Series A Preferred Shares. As a result of the sales of shares consummated on June 30, September 25, and October 16, 2009, the conversion price of the Series A Preferred Shares was reduced from $5.15 to $3.57. As a result of the grant of fully-vested restricted stock in July and September 2012 related to a new capital lease and an amendment of an operating lease, the conversion price of the Series A Preferred Shares was reduced from $3.57 to $3.35. As a result of November 2012 amendments to the July and September 2012 grants of fully-vested restricted stock related to a new capital lease and an amendment of an operating lease, and new grants of restricted stock in November 2012 related to a reduction in interest on capital lease and floor plan payments, as well as the Notes and Warrants issued pursuant to the November 30, 2012 transaction, the conversion price of the Series A Preferred Shares was reduced from $3.35 to $1.25. As a result of the Notes and Warrants issued pursuant to the February 1, 2013 transaction as well as the issuance of the SSF Notes and SSF Warrants on February 6, 2013, the conversion price of the Series A Preferred Shares was reduced from $1.25 to $1.01.The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval (subject to applicable securities laws and the rules of any securities market or exchange on which our common stock is quoted at the time). While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series and the Company’s Board of Directors, without approval of the stockholders, is authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series of shares of preferred stock. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of the Company’s shares of common stock.

There are 152,000 shares of Series A Convertible Preferred Stock outstanding. The terms of the Series A Convertible Preferred Stock are set forth in a Certificate of Designations filed November 14, 2007 with the State of Delaware. Pursuant to such Certificate of Designations, the shares of Series A Convertible Preferred Stock (a) will rank senior to all currently outstanding classes of stock of the Company with respect to liquidation and dividends, (b) will be entitled to receive a cash dividend at the annual rate of 9.0%, payable quarterly (with such rate being subject to increase up to a maximum of 12.0% if such dividends are not timely paid), (c) will be convertible into shares of the Company’s common stock at any time at the option of the investors based on an adjusted conversion price of $1.01 per share (subject to adjustment), (d) may be redeemed by the Company following the seventh anniversary of the issuance of the shares of Series A Convertible Preferred Stock, (e) may be redeemed by the Company in connection with certain change of control or acquisition transactions, (f) will be redeemed by the Company following the ninth anniversary of the issuance of the shares of Series A Convertible Preferred Stock, upon receipt of the written consent of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, (g) will vote on an as-converted basis with the Company’s Common Stock and (h) will have a separate vote over certain material transactions or changes which the Company may wish to effect. The Company paid its investment adviser 5.0% of cash amount of this preferred financing.

During the six months December 31, 2012, the Company accrued, but did not pay, dividends on preferred stock of approximately $0.7 million. The Company does not expect to pay dividends on preferred stock for the foreseeable future. As a result of not paying the preferred stock dividend, the dividend rate increased from 9.0% to 9.5% as of December 31, 2012. Continued nonpayment of the preferred stock dividends will result in further increases to the dividend rate.

Senior Secured Convertible Promissory Notes

On November 30, 2012, the Company issued an aggregate of $2.8 million in aggregate principal amount of senior secured convertible promissory notes (“Notes”) to certain members of the Company’s board of directors and their affiliates pursuant to a note and warrant purchase agreement that provides for the issuance of up to $10 million in principal amount of Notes and warrants to purchase up to 40,000,000 shares of the Company’s common stock. On February 1, 2013, the Company issued additional Notes having an aggregate principal amount of $712,500. The Notes will bear interest at an initial rate of 2.0% per annum. If the Company is unsuccessful in obtaining stockholder approval by March 31, 2013 to increase the Company’s authorized shares of common stock so that a sufficient number of shares are reserved for the conversion of the Notes, then the interest rate will increase to 12.0% per annum until such stockholder approval is obtained. Holders of the Notes may optionally elect to convert all outstanding principal and accrued but unpaid interest on the Notes into shares of common stock at a conversion price of $0.25 per share. To the extent that there are not adequate authorized shares of common stock to effect the optional conversion, the holders of Notes who elect to convert may convert Notes representing a portion of the number of authorized shares of common stock available for issuance upon such conversion. The Company may prepay the Notes on or after November 28, 2014. The principal amount of the Notes plus accrued interest will be due and payable on November 28, 2015, unless the Notes are earlier converted or an event of default or liquidation event occurs. An “event of default” occurs, in certain cases following a cure period or declaration by the holders of the Notes, if: the Company’s fails to pay any principal or interest when due under the Note; the Company materially breaches any covenant, representation or warranty under the financing documents; certain bankruptcy related events occur; the Company admits in writing that it is generally unable to pay its debts as they become due; or the Company ceases the operation of its business without the consent of holders of the Notes. In addition, holders of the Notes are entitled to certain anti-dilution protections for issuances of certain securities of the Company at a price less than 75% of the then current conversion price. The Company granted to the holders of the Notes a first priority security interest in substantially all of the assets of the Company that are not otherwise encumbered and excluding all aircraft, fractional ownership interests in aircraft, restricted cash, deposits on aircraft and flight hour cards.

At an additional closing, which occurred on February 1, 2013, the Company issued to ten accredited investors, who are also participants in our fractional ownership program, Notes in an aggregate principal amount of $712,500. In addition, on January 17, 2013, the Company, the holders of the Notes and Warrants and Barry Gordon, as collateral agent, entered into the Amendment to Note and Warrant Purchase Agreement, Senior Secured Convertible Promissory Notes, Warrants, Security Agreement and Registration Rights Agreement (the “Note Financing Amendment”). The purpose of the Note Financing Amendment was to include Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and David Greenhouse (collectively, the “SSF Investors”) in the financing transaction and to amend the terms by which the documents may be amended, terminated or waived. The Notes bear interest at an initial rate of 2.0% per annum, which will increase to 12.0% per annum if the Company is unsuccessful in obtaining stockholder approval by March 31, 2013 to increase the Company’s authorized shares of common stock so that a sufficient number of shares are reserved for the conversion of the Notes. Holders of the Notes may, at their option, elect to convert all outstanding principal and accrued but unpaid interest on the Notes into shares of common stock at a conversion price of $0.25 per share but may convert only a portion of such Notes if an inadequate number of authorized shares of common stock is available to effect such optional conversion. Holders of the Notes are entitled to certain anti-dilution protections. The Company may prepay the Notes on or after November 28, 2014. The Notes have a maturity date of November 28, 2015, unless the Notes are earlier converted or an event of default or liquidation event occurs.

Warrants

On August 3, 2012, pursuant to an agreement between Early Bird Capital (“EBC”) and the Company, in consideration for services rendered in connection with an aircraft purchase agreement with a third party, the Company issued to EBC and its affiliates 50,000 warrants, which expire on August 2, 2015. Each warrant permits the holder to purchase one share of the Company’s common stock at an exercise price of $0.60 per share. The fair value of the warrants was estimated at $0.07 per warrant. Due to the immateriality of the amount, the Company immediately expensed the full amount to cost of flight operations during the three months ended September 30, 2012. The Company has the option to redeem warrants at any time at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock has been at least 200.0% of the exercise price of a warrant for any twenty trading days during any consecutive thirty trading day period ending on the third trading day preceding the date of the notice of redemption. The holder did not exercise any of the warrants nor did the Company redeem any of the warrants on or after August 3, 2012 through December 31, 2012.

On September 28, 2012, LW Air and the Company amended the management agreements for each aircraft. Prior to entering into these amendments, the Company was required to pay additional amounts to LW Air if use of the aircraft exceeded 1,200 hours per year. The amendments provided that the Company is not required to pay such additional amounts unless use of the aircraft exceeds 1,350 hours per year, retroactive to the beginning of each management agreement. In addition, these amendments to the management agreements also reduced the monthly proceeds payable to LW Air by $25,000 per month per aircraft for a period of twelve consecutive months beginning in August 2012, resulting in a reduced aggregate payment of $1.5 million. Simultaneous with these amendments, the Company entered into a Restricted Stock Agreement (the “LW Restricted Stock Agreement”) pursuant to which the Company issued to LW Air an aggregate of 2,000,000 shares of common stock, subject to certain anti-dilution rights, at an effective price of $0.75 per share. The Company also amended and restated the LW Warrant to reduce the exercise price from $1.25 per share to $1.00 per share, to extend the expiration date of the warrant to October 19, 2015 and to provide that the warrant will be entitled to certain anti-dilution rights.

On November 30, 2012, the Company and LW Air further amended the LW Warrant to increase the number of shares for which the warrant is exercisable from 2,373,620 shares to 3,560,430 shares of common stock and to reduce the exercise price of the warrant from $1.00 per share to $0.50 per share. This LW Warrant was also amended so that its anti-dilution provisions would not apply to the Company’s financing described below.

On November 30, 2012, in view of the Financing and LW Air’s existing anti-dilution rights, the Company amended the LW Restricted Stock Agreement to increase the number of shares of common stock issued pursuant to the LW Restricted Stock Agreement from 2,000,000 shares to 6,000,000 shares, and also issued to Lorne Weil a warrant to purchase 6,000,000 shares of common stock (the “Additional LW Warrant”). The Additional LW Warrant has an exercise price of $0.50 per share, which is subject to anti-dilution protection. The Additional LW Warrant expires on November 30, 2015.

On November 25, 2012, in consideration for financial, consulting and/or investment banking services performed by EarlyBirdCapital, Inc. (“EBC”), the Company issued to EBC warrants for the purchase of 250,000 shares of the Company’s common stock. These warrants are exercisable at an exercise price of $0.50 per share and expire on November 25, 2017. This warrant contains substantially the same terms as the warrants issued in connection with the Notes described above.

On November 30, 2012, as part of an amendment to a restricted stock agreement between the Company and Lorne Weil, a director of the Company, the Company issued warrants to Mr. Weil to purchase 6,000,000 shares of the Company’s common stock. These warrants contain substantially the same terms as the warrants issued in connection with the Notes described above.

On November 30, 2012, the Company also issued warrants to Hugh Fuller to purchase 645,200 shares of common stock at an exercise price of $0.50 per share, which expire on November 30, 2015. These warrants were issued in lieu of paying additional amounts owed to Mr. Fuller pursuant to certain aircraft leases as a result of the aircraft exceeding certain hourly usage limitations. In addition, on November 30, 2012, pursuant to an amended and restated restricted stock agreement between the Company and Hugh Fuller, Mr. Fuller agreed to reduce the principal amount of certain lease payments payable by the Company to Midsouth, which is controlled by Mr. Fuller. The Company also issued warrants to Mr. Fuller to purchase 8,400,000 shares of the Company’s common stock at an exercise price of $0.50 per share which expire on November 30, 2014. These warrants are subject to certain anti-dilution protections for issuances of certain securities of the Company at a price less than 75% of the then current exercise price.

At an additional closing, which occurred on February 1, 2013, the Company issued to ten accredited investors, who are also participants in our fractional ownership program, Warrants to purchase an aggregate of 2,850,000 shares. In addition, on January 17, 2013, the Company, the holders of the Notes and Warrants and Barry Gordon, as collateral agent, entered into the Note Financing Amendment. The purpose of the Note Financing Amendment was to include the SSF Investors in the financing transaction and to amend the terms by which the documents may be amended, terminated or waived. The Warrants are exercisable at an exercise price of $0.50 per share, which exercise price is subject to certain anti-dilution protections, but the Warrants may not be exercised unless a sufficient number of authorized shares of common stock are available for exercise of the Warrants. The Warrants expire on November 30, 2017.

Board of Directors; Vacancies

The Company’s Board of Directors currently has eight members. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the Board, will hold office until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of the Company’s Board of Directors that would effect a change of control.

Limitation of Liability of Directors

The amended and restated certificate of incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law. As currently enacted, the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the Delaware General Corporation Law applies. This provision, however, will not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The Company’s amended and restated certificate of incorporation does not eliminate our directors’ fiduciary duties. The inclusion of this provision in the amended and restated certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties. In addition, the Company has obtained director and officer liability insurance to cover liabilities the Company’s directors and officers may incur in connection with their services to the Company, including matters arising under the Securities Act.

In addition, the fourth amended and restated bylaws provide that the Company will indemnify any of its directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. The Company will repay expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, specifically including actions by us or in our name (derivative suits). These indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest, or, with respect to a criminal action or proceeding, had reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company’s amended and restated certificate of incorporation provides that it will indemnify its directors to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, the Company will be required to indemnify its directors for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s position with the Company or another entity that the director serves as a director, officer, employee or agent at the Company’s request, subject to various conditions, and to advance funds to its directors before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the Company’s best interest.

Registration Rights

In connection with the transactions contemplated by the Securities Purchase and Exchange Agreement dated as of October 16, 2009 by and among the Company and certain investors (“the Securities Purchase and Exchange Agreement”), Avantair entered into a Registration Rights Agreement with the parties to the Securities Purchase and Exchange Agreement. The Registration Rights Agreement required the Company promptly, but not later than November 18, 2009, to file a registration statement registering for sale the shares issued to the investors and to cause the registration statement to be declared effective prior to the earlier of (i) five business days after the Securities and Exchange Commission (“SEC”) has informed the Company that no review of the registration statement will be made or that it has no further comments on the registration statement or (ii) January 17, 2010 (March 18, 2010, if the registration statement is reviewed by the SEC). Under the terms of the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of the sale registration statement, subject to certain exceptions, until all securities registered thereunder are sold or otherwise can be sold pursuant to Rule 144, without restriction and to promptly register the securities covered thereby on a “short-form” registration statement once the Company becomes eligible to do so. The Company is required to pay to each investor an amount in cash, as liquidated damages, 1.5% of the aggregate amount invested by such investor for each 30-day period or pro rata for any portion thereof, that the Company fails to be in compliance with the requirements of the Registration Rights Agreement. The registration statement incorporating this prospectus has been filed in partial satisfaction of the Company’s obligations under the Registration Rights Agreement. The Company previously entered into a registration rights agreement in connection with the June and September 2009 private placements, which agreement was terminated pursuant to the Securities Purchase and Exchange Agreement, and replaced by the Registration Rights Agreement.

Anti-Takeover Provisions

Delaware Law

The Company will be subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder,” unless prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or on or subsequent to the date of the transaction, the business combination is approved by the Company’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203, an “interested stockholder” is defined to include any person that is the owner of 15.0% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15.0% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and the affiliates and associates of any such person.

Amended and Restated Certificate of Incorporation and Bylaws

The Company’s amended and restated certificate of incorporation and bylaws:

•	provide for the automatic reduction in voting power of voting stock owned or controlled by a non-U.S. citizen if necessary to maintain Avantair’s U.S. citizenship (as defined below);

•	permit its Board of Directors to otherwise limit transfer and voting rights or redeem shares to the extent necessary to maintain Avantair’s U.S. citizenship; and

•	permit its Board of Directors to make such determinations as may reasonably be necessary to ascertain such ownership and implement such limitations.

In some cases, including all current international operations, the Company is deemed to transport persons or property by air for compensation. Therefore, federal law requires that at least 75.0% of the Company’s voting securities be owned or controlled by citizens of the U.S. (as defined below), that the Company be under the actual control of citizens of the United States, and that the Company’s president and at least two-thirds of its directors and other managing officers be U.S. citizens. All of the Company’s officers and all but one of its directors are presently U.S. citizens and at no time shall the president or less than two-thirds of its directors and other managing officers be non-U.S. citizens. The Company’s bylaws provide that no shares of its voting stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which will be referred to as the foreign stock record. The Company’s bylaws further provide that no shares of its voting stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership and control restrictions imposed by federal law. The Company’s amended and restated certificate of incorporation provides that at least two-thirds of its directors and other managing officers be U.S. citizens and that the Company be under the actual control of U.S. citizens.

In addition, Avantair’s amended and restated certificate of incorporation gives its Board of Directors the power to effect any and all measures necessary and desirable to ensure its compliance with the citizenship requirements that at least two-thirds of its directors and other managing officers are U.S. citizens and that the Company is under the actual control of U.S. citizens.

The Company’s amended and restated certificate of incorporation allows its Board of Directors to implement certain measures described below in the event the Board believes that a transfer or purported transfer of shares of the Company’s capital stock would result in the voting control by more than the percentage permitted by federal aviation law, currently 25.0%, of the Company’s voting stock by persons or entities that are not U.S. citizens. Persons or entities that are U.S citizens will be referred to as U.S. citizens and persons or entities that are not U.S. citizens will be referred to as non-citizens. For these purposes, “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership each of whose partners is an individual who is a citizen of the United States; or

•

a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75.0% of the voting interest is owned or controlled by persons that are citizens of the United States.

Avantair’s Board of Directors has the power to effect any and all measures necessary and desirable to implement the following provisions designed to ensure compliance with the domestic stock ownership requirements of federal law: (1) restrictions or prohibitions on transfer of shares of the Company’s voting stock to non-citizens, (2) dual stock record or similar system, (3) suspension of voting, dividend and distribution rights with respect to any shares of voting stock owned by non-citizens in excess of the 25.0% limitation and (4) if necessary, mandatory redemption of voting shares owned by non-citizens in excess of the 25.0% limitation. To implement these measures, the Board may amend the Company’s bylaws. The effect of each of these measures is described below.

The Company’s bylaws authorize its Board of Directors to implement measures to ensure that any transfer or attempted or purported transfer that would result in more than 25.0% of the shares of the Company’s voting stock being owned by non-citizens will be ineffective until the excess no longer exists. With respect to such shares, the Board of Directors may implement measures that would cause the Company not to recognize the purported transferee of the shares as a stockholder of Avantair for any purpose other than the transfer by the purported transferee of such excess to a person who is a U.S. citizen, or to the extent necessary to effect any other remedy available to the Company under its amended and restated certificate of incorporation.

Additionally, pursuant to the Company’s amended and restated certificate of incorporation and bylaws;

•	the board of directors will be expressly authorized to make, alter or repeal the Company’s bylaws;

•	the board of directors will be authorized to issue preferred stock without stockholder approval; and

•

the Company will indemnify officers and directors against losses that may incur in connection with investigations and legal proceedings resulting from their services to the Company, which may include services in connection with takeover defense measures.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

Over-the Counter Bulletin Board Listing

Avantair’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “AAIR.”

Stock Transfer Agent

The Transfer Agent and Registrar for the shares of the Company’s common stock, warrants and units is Continental Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial amount of Avantair’s common stock in the public market after this offering could adversely affect the prevailing market price of its common stock. As of February 28, 2013 the Company had 40,903,717 shares of common stock outstanding, outstanding options to purchase 1,679,317 shares of common stock under the Amended and Restated 2006 Long-Term Stock Incentive Plan (the “Plan”), 2,639,516 shares of common stock available for future issuance under the Plan and outstanding warrants to purchase 30,177,778 shares of common stock. On November 30, 2012, the Company issued $2.8 million principal amount of senior secured convertible promissory notes (“Notes”) convertible into 11,200,000 shares of common stock. At an additional closing, which occurred on February 1, 2013, the Company issued additional Notes having an aggregate principal amount of $712,500 and Warrants to purchase 2,850,000 shares of common stock to ten accredited investors, who are also participants in our fractional ownership program. On February 6, 2013, the Company entered into the Settlement Agreement with the SSF Investors to resolve the matter and issued to the SSF Investors the SSF Notes having an aggregate principal amount of approximately $1.1 million and the SSF Warrants to purchase an aggregate of 4,222,148 shares of common stock. In addition, as of February 28, 2013 the Company has 152,000 shares of Series A Convertible Preferred Stock outstanding. As of February 28, 2013 the Company had 15,108,118 shares of common stock reserved on its books and records for issuance upon the conversion of the outstanding shares of Series A Convertible Preferred Stock. As a result of the sales of shares consummated on June 30, September 25, and October 16, 2009, the conversion price of the Series A Convertible Preferred Stock was reduced from $5.15 to $3.57. As a result of the grant of fully-vested restricted stock in July and September 2012 related to a new capital lease and an amendment of an operating lease, the conversion price of the Series A Convertible Preferred Stock was reduced from $3.57 to $3.35. As a result of November 2012 amendments to the July and September 2012 grants of fully-vested restricted stock related to a new capital lease and an amendment of an operating lease, and new grants of restricted stock in November 2012 related to a reduction in interest on capital lease and floor plan payments, the conversion price of the Series A Convertible Preferred Stock was reduced from $3.35 to $1.25. As a result of the Notes and Warrants issued pursuant to the February 1, 2013 transaction as well as the issuance of the SSF Notes and SSF Warrants on February 6, 2013, the conversion price of the Series A Preferred Shares was reduced from $1.25 to $1.01. All of these shares of common stock are freely tradable, other than the shares issuable upon conversion of the Notes or the exercise of the warrants to purchase 14,050,000 shares of common stock issued on November 30, 2012 and February 1, 2013 in connection with the issuance of the Notes, shares issuable upon conversion of the senior secured convertible promissory notes and warrants to purchase 4,222,148 shares of common stock issued on February 6, 2013, or shares issued or issuable under the Plan that are not registered on a Registration Statement on Form S-8, subject to Rule 144 limitations applicable to affiliates. The 7,403,949 shares of common stock registered pursuant to this Registration Statement will be freely tradable once this Registration Statement is declared effective by the Securities and Exchange Commission without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

Rule 144 and Rule 701

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of the Company’s common stock for at least six months from the later of the date those shares of common stock were acquired from the Company or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding; or

•

the average weekly trading volume of the common stock on the stock exchange where our common stock is traded during the four calendar weeks preceding either (i) to the extent that the seller is required to file a notice on Form 144 with respect to such sale, the date of filing such notice, (ii) the date of receipt of the order to execute the transaction by the broker or (iii) the date of execution of the transaction with the market maker.

Sales of shares of common stock under Rule 144 may also be subject to manner of sale provisions and notice requirements and will be subject to the availability of current public information about us.

Under Rule 701 of the Securities Act, each of the Company’s employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Company’s common stock prevailing from time to time. The Company is unable to estimate the number of its shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of its common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Company’s common stock in the public market could adversely affect the market price of its common stock.

Stock Plans

On October 7, 2008, the Company filed a Registration Statement on Form S-8 to register under the Securities Act 1,500,000 shares of common stock reserved for issuance under its Amended and Restated 2006 Long Term Incentive Plan (the “Plan”). Such Registration Statement became effective on October 7, 2008. In January 2011, the Company amended the Plan increasing the shares available for award granted thereunder by 2,000,000 million shares for a total of 3,500,000 million shares of common stock reserved for issuance under the Plan. On November 1, 2012, the Company’s stockholders approved an amendment to the Plan to increase the shares available for awards granted thereunder by 2,000,000 shares. This resulted in a total of 5,500,000 shares of common stock reserved for issuance under the Plan. Shares issued upon the exercise of stock options that are registered on the Form S-8 are eligible for sale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock to be registered hereunder and received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock to be registered hereunder on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and sale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Avantair’s common stock is traded on the OTCBB under the symbol “AAIR.” The following table sets forth the range of high and low bid prices for the common stock for the periods indicated. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Common Stock
	High	Low
2011
First Quarter	$3.10	$2.10
Second Quarter	2.75	2.05
Third Quarter	2.64	2.25
Fourth Quarter	2.35	1.71
2012
First Quarter	2.25	0.95
Second Quarter	1.50	0.56
Third Quarter	1.33	0.75
Fourth Quarter	1.03	0.55
2013
First Quarter	0.69	0.30
Second Quarter	0.40	0.11

Stockholders

As of February 15, 2013, there were approximately 74 shareholders of record of the 40,903,717 outstanding shares of common stock.

Dividends

The Company has never declared or paid cash dividends on its common stock. The Company currently intends to retain all future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our board of directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common stock of Avantair as of February 15, 2013, (the “Measurement Date”) by: (i) each of Avantair’s directors; (ii) each of the named executive officers; (iii) all current directors and executive officers of Avantair as a group and (iv) each person known by Avantair to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership of such shares within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 40,903,717 shares of Avantair’s common stock were issued and outstanding as of the Measurement Date.

Name and Address of Beneficial Owner(1)	Beneficial Ownership		Percent of Class
Carla Stucky	56,000	(2)*	*
David Haslett	175,000	(3)*	*
Kevin Beitzel	39,345	(4)(5)	*
Steven Santo	1,942,591	(2)(5)(7)	4.7%
Stephen Wagman	180,000	(2)(6)	*
A. Clinton Allen(8)	1,880,474	(9)(10)(11)(12)(13)	4.4%
Stephanie A. Cuskley(14)	109,000	(10)(11)(12)	*
Richard B. DeWolfe(15)	1,776,263	(11)(12)(13)	4.2%
Arthur H. Goldberg(16)	1,089,000	(10)(11)(12)(13)	2.6%
Barry J. Gordon(17)	1,519,189	(10)(11)(12)(13)	3.6%
Robert J. Lepofsky(18)	1,679,000	(10)(11)(12)(13)	3.9%
Lorne Weil(19)	31,840,430	(12)(13)(20)	47.9%
David M. Greenhouse(21)	15,185,087	(22)	30.8%
Austin W. Marxe(21)	14,228,097	(22)	29.1%
Jonathan Auerbach(23)	3,977,714		9.7%
Paul J. Solit(24)	2,194,476		5.4%
Paul Sonkin(25)	2,175,554	(26)	5.3%
Gilder, Gagnon, & Howe & Co. LLC(27)	3,896,896	(27)	9.5%
Allison Roberto	1,634,650	(28)	4.0%
Hugh Fuller(29)	17,445,200	(30)	34.9%
All directors and executive officers as a group (12 individuals)	42,286,292		57.4%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following beneficial owners is c/o Avantair, 4311 General Howard Drive, Clearwater FL 33762.
(2)	Includes 56,000 shares of restricted stock granted to Carla Stucky and 150,000 shares of restricted stock granted to each Messrs. Santo and Wagman on September 7, 2012 pursuant to the Company’s Amended and Restated 2006 Long -Term Incentive Plan (the “Plan”). The vesting of the stock is based on performance and time.

(3)	Reflects 175,000 shares of restricted stock granted under the Plan in conjunction with the commencement of Mr. Haslett’s employment with the Company. One-half of the shares will vest on January 21, 2014, and the remaining one-half will vest upon the next successive anniversary thereafter, subject to Mr. Haslett’s continued employment with the Company.
(4)	Includes 10,000 shares of restricted stock granted to Mr. Beitzel of which one third vested on May 18, 2008 and one-twelfth of the shares vested every three months thereafter. Includes 15,000 shares of restricted stock granted to Mr. Beitzel on June 30, 2008 of which one third vested on June 30, 2009 and one-twelfth of the shares vested every 3 months thereafter. 25,000 stock options were granted in total pursuant to the Plan, of which all 25,000 stock options were forfeited upon Mr. Beitzel’s resignation from the Company on August 30, 2012.
(5)	Includes 25,000 shares of restricted stock granted on October 1, 2009 pursuant to the Plan. One-third of the shares vested on October 1, 2010 and one-twelfth of the shares vest every three months thereafter.
(6)	Includes 30,000 shares of restricted stock granted on July 14, 2011 pursuant to the Plan. The restricted awards are subject to a three year vesting period, with one-third of the shares vesting upon each of the first three anniversaries of the date of the Employment Agreement, dated July 14, 2011. In addition, 425,000 stock options were granted in total pursuant to the Plan. The stock options are subject to a three year vesting period, with one-third of the shares vesting upon each of the first three anniversaries of the date of the Employment Agreement, subject to the Company achieving certain financial target goals. Within 60 days of the Measurement Date, none of the stock options are exercisable or will be exercisable.
(7)	Includes 1,606,650 shares held by Camelot 27 LLC. Each of Steven Santo and Allison Roberto are members of Camelot 27 LLC and therefore may be deemed to beneficially own securities held by Camelot 27 LLC. Each of Mr. Santo and Ms. Roberto disclaims beneficial ownership of such shares held by Camelot 27 LLC, except to the extent of his or her pecuniary interest therein. Includes 67,000 shares of restricted stock which were granted to Steven Santo individually, which one third vested on May 18, 2008 and one twelfth of the shares vested every 3 months thereafter. In addition, includes 83,333 options that are exercisable or will be exercisable within 60 days of the Measurement Date. 100,000 stock options were granted in total pursuant to the Plan. One-third of the shares vested on October 1, 2011, and one-twelfth of the shares vest every three months thereafter.
(8)	The business address of Mr. Allen is 710 South Street, Needham, MA 02492.
(9)	Includes 144,000 shares purchased directly and indirectly pursuant to a Securities Purchase Agreement, dated as of June 30, 2009. Includes the exchange of 72,000 warrants at an exchange ratio of 0.63158 shares of Common Stock per warrant, converted pursuant to a Securities Purchase and Exchange Agreement, dated as of October 16, 2009.
(10)	Includes 30,000 shares of common stock issuable upon exercise of options of which vested on February 22, 2008, February 22, 2009 and February 22, 2010. Includes 3,000 shares of restricted stock granted on March 5, 2008, which vested equally upon each of the next 3 successive annual meetings of stockholders (depending on the grant date).
(11)	Includes 3,000 shares of restricted stock granted on May 4, 2009, and 3,000 shares granted on March 3, 2010, which vested equally upon each of the next 3 successive annual meetings of stockholders (depending on the grant date).
(12)	Includes 10,000 shares of restricted stock granted on January 19, 2011 pursuant to the Plan. One-third of the shares vested on January 19, 2012 and one-twelfth of the shares vest every three months thereafter. In addition, includes 20,000 deferred shares which shall convert into shares of the Company’s common stock on a one-for-one basis upon the earliest of (i) the date of the Non-Employee Director’s cessation of service with the Company, or (ii) the date of a change in control of the Company or 20,000 shares of restricted stock, which shares shall be nontransferable until the earlier of the date of the Non-Employee Director’s cessation of service with the Company or the date of change in control of the Company.
(13)	Includes (i) a Note having a principal amount of $200,000 convertible into 800,000 shares of common stock and warrants to purchase 800,000 shares of common stock held indirectly and directly by Mr. Allen (ii) a Note having a principal amount of $200,000 convertible into 800,000 shares of common stock and warrants to purchase 800,000 shares of common stock held by Mr. DeWolfe (iii) a Note having a principal amount of $100,000 convertible into 400,000 shares of common stock and warrants to purchase 400,000 shares of common stock held by Mr. Goldberg (iv) a Note having a principal amount of $100,000 convertible into 400,000 shares of common stock and warrants to purchase 400,000 shares of common stock held by Mr. Gordon (v) a Note having a principal amount of $200,000 convertible into 800,000 shares of common stock and warrants to purchase 800,000 shares of common stock held by Mr. Lepofsky, and (vi) a Note having a principal amount of $2,000,000 convertible into 8,000,000 shares of common stock and warrants to purchase 8,000,000 shares of common stock held by A. Lorne Weil 2006 Irrevocable Investment Trust. Holders of the Notes may, at their option, elect to convert all outstanding principal and accrued but unpaid interest on the Notes into shares of common stock at a conversion price of $0.25 per share, but may convert only a portion of such Notes if an inadequate number of authorized shares of common stock is available to effect such optional conversion. The warrants, which expire on November 30, 2017, are exercisable at an exercise price of $0.50 per share and may not be exercised unless a sufficient number of authorized shares of common stock are available for the exercise of the warrants.
(14)	The business address of Ms. Cuskley is c/o NPower 3 Metrotech Center, Brooklyn, NY 11201.
(15)	The business address of Mr. DeWolfe is c/o DeWolfe & Company, PO Box 299, Milton, MA 02186.

(16)	The business address of Mr. Goldberg is 25 Tideway St, Kings Point, NY 11024.
(17)	The business address of Mr. Gordon is 7808 Talavera Place, DelRay Beach, Florida 33446.
(18)	The business address of Mr. Lepofsky is c/o Westcliff Capital Group, PO Box 81367, Wellesley Hills, MA 02461.
(19)	The business address of Mr. Weil is 750 Lexington Avenue 25th Floor, New York, NY 10022.
(20)	Includes warrants to purchase 9,560,430 shares of common stock for $0.50 per share. Warrants to purchase 3,560,430 shares of common stock expire on November 30, 2015 and the remainder of the warrants to purchase 6,000,000 shares of common stock expire on November 30, 2017. This information is based on Schedule 13D filed with the SEC on November 16, 2012 by Mr. Weil, LW Air I LLC (“LW Air I”), LW Air II LLC (“LW Air II”), LW Air III LLC (“LW Air III”), LW Air IV LLC (“LW Air IV”), and LW Air V LLC (“LW Air V”, and together with LW Air I, LW Air II, LW Air III and LW Air IV, the “LW Air Entities”; the LW Air Entities, together with Mr. Weil, the “Reporting Persons”), pursuant to a Joint Reporting Agreement. The warrants to purchase 6,000,000 shares of common stock are divided evenly amongst the LW Air Entities so that each of the LW Air Entities holds warrants to purchase 1,200,000 shares of common stock. Mr. Weil is the member of the LW Air Entities and therefore may be deemed to beneficially own securities held by the LW Air Entities. Mr. Weil disclaims beneficial ownership of such securities held by the LW Air Entities, except to the extent of his pecuniary interest therein.
(21)	The business address of each of Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, New York.
(22)	Includes (i) 3,947,369 shares held by Special Situations Fund III QP, L.P., (ii) 1,315,790 shares held by Special Situations Cayman Fund, L.P. and (iii) 1,052,632 shares held by Special Situations Private Equity Fund, L.P. Also includes (i) a senior secured convertible promissory note (“SSF Note”) having a principal amount of $618,123 convertible into 2,472,490 shares of common stock and warrants to purchase 2,472,490 shares of common stock held by Special Situations Fund III QP, L.P., (ii) a SSF Note having a principal amount of $206,041 convertible into 824,163 shares of common stock and warrants to purchase 824,163 shares of common stock held by Special Situations Cayman Fund, L.P. (iii) a SSF Note having a principal amount of $164,875 convertible into 659,500 shares of common stock and warrants to purchase 659,500 shares of common stock held by Special Situations Private Equity Fund, L.P. and (iv) a SSF Note having a principal amount of $66,499 convertible into 265,995 shares of common stock and warrants to purchase 265,995 shares of common stock held by David Greenhouse. Holders of the SSF Notes may, at their option, elect to convert all outstanding principal and accrued but unpaid interest on the notes into shares of common stock at a conversion price of $0.25 per share, but may convert only a portion of such SSF Notes if an inadequate number of authorized shares of common stock is available to effect such optional conversion. The warrants, which expire on November 30, 2017, are exercisable at an exercise price of $0.50 per share and may not be exercised unless a sufficient number of authorized shares of common stock are available for the exercise of the warrants. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.
(23)	The business address of Mr. Auerbach is Hound Partners, LLC 101 Park Avenue, 48th Floor, New York, NY 10178. The shares are held by Hound Partners, LP, and Hound Partners Offshore Fund, LP. Mr. Auerbach is the Managing Member of Hound Performance, LLC and Hound Partners, LLC, investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP and Hound Partners Offshore Fund, LP. Includes 9,939,550 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock.
(24)	The business address of Mr. Solit is Potomac Capital Management, 825 Third Avenue, 33 Floor, New York, NY 10022. The shares are held by Potomac Capital Management LLC and Potomac Capital Management Inc. Mr. Solit is the Managing Member of Potomac Capital Management LLC and the President and Sole Owner of Potomac Capital Management Inc. Includes 3,975,821 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock.
(25)	The business address of Mr. Sonkin is 460 Park Avenue, 12th Floor, New York, New York 10022. The shares are held by Hummingbird Value Fund, L.P., The Hummingbird Microcap Value Fund, L.P. and The Hummingbird Concentrated Fund, L.P. Mr. Sonkin, as managing member and control person of Hummingbird Management LLC, the investment manager of such entities, has sole voting and dispositive power over such shares.
(26)	Includes 1,192,746 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock.
(27)	This information is based on Schedule 13G filed with the SEC on February 14, 2012 by Bonnie Haupt, member of Gilder, Gagnon, Howe and Co. LLC.
(28)

1,606,650 of the shares are held by Camelot 27 LLC. Each of Steven Santo and Allison Roberto are members of Camelot 27 LLC and therefore may be deemed to beneficially own securities held by Camelot 27 LLC. Each of Mr. Santo and Ms. Roberto disclaims beneficial ownership of such shares held by Camelot 27 LLC, except to the extent of his or her pecuniary interest therein. Includes 5,000 shares of restricted stock which were granted to Allison Roberto individually which one third vested on

May 18, 2008 and one twelfth of the shares vested every 3 months thereafter. In addition, includes options to purchase 5,833 shares of common stock that are exercisable or will be exercisable within 60 days of the Measurement Date. Options to purchase 7,000 shares of common stock have been granted to Ms. Roberto pursuant to the Plan. One-third of the options vested on April 11, 2011, and one-twelfth of the options vest every three months thereafter.
(29)	The business address of Mr. Fuller is 611 S. Fort Harrison Ave., Suite 388, Clearwater, FL 33756.
(30)	Includes warrants to purchase 9,045,200 shares of common stock for $0.50 per share. Warrants to purchase 645,200 shares of common stock warrants expire on November 30, 2015. The remainder of the warrants to purchase 8,400,000 shares of common stock expires on November 30, 2017, of which warrants to purchase 7,000,000 shares of common stock are held by HDF HOLDINGS OF FLORIDA LLC (“HDF LLC”) and warrants to purchase 1,400,000 shares of common stock are held by Hugh Fuller Trust, dated December 21, 2012. Mr. Fuller is the member of HDF LLC and therefore may be deemed to beneficially own securities held by HDF LLC. Mr. Fuller disclaims beneficial ownership of such shares held by HDF LLC, except to the extent of his or her pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions Policy

The Company has adopted a written Code of Conduct and Professional Ethics, applicable to its directors, officers and employees, including its Chief Executive Officer, Chief Financial Officer and all of its other executives pursuant to which all directors, officers and employees must promptly disclose to us, any material transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest with the Company.

In addition, although the Company’s securities are not listed on The NASDAQ Stock Market (“NASDAQ”), the Company’s Audit Committee Charter provides that the Audit Committee will conduct an appropriate review of all related party transactions for potential conflicts of interest and approve all such related party transactions consistent with the rules applied to companies listed on NASDAQ. The Committee will review existing policies concerning related party transactions and conflicts of interest between the Company’s Board of Directors or senior management, on the one hand, and the Company, on the other hand, and recommend any changes to such policies. A “related party transaction” refers to transactions required to be disclosed pursuant to Item 404 of Regulation S-K or Item 404 of Regulation S-B, promulgated under the Securities Act of 1933, as amended.

Related Party Transactions

The following is a summary of transactions entered into since July 1, 2009, to which the Company has been a party and in which any of the Company’s executive officers, directors or beneficial owners of more than 5% of the Company’s common stock, whom we refer to as our principal stockholders, had or will have a direct or indirect material interest.

Corporate Directors Group

Annually, Avantair participates as one of the sponsors of the Corporate Directors Group, an accredited educational organization of RiskMetric ISS Governance Services, of which A. Clinton Allen presides as its chairman. The sponsorship provides the Corporate Directors Group with 23 hours of aircraft usage annually in lieu of compensation. In addition, the Company sponsors the Corporate Directors Group Piaggio Avanti Owners Club which provides the club with 15 hours of aircraft usage annually in lieu of compensation. The total value of the sponsorships involves amounts less than $120,000.

2009 Private Placements of Common Stock

On June 30, 2009, the Company sold 567,200 units at a price of $2.50 per unit to investors in a private placement, generating net proceeds of approximately $1.3 million. Each unit consisted of two shares of common stock and one warrant to purchase one share of common stock. The warrants had an exercise price of $4.00 per share and were exercisable until June 30, 2012. The sale was consummated under the terms of a Securities Purchase Agreement between the Company and each of the investors. On September 25, 2009, the Company sold an additional 250,000 units at a price of $2.50 per unit generating net proceeds of approximately $0.6 million. Certain of these units were purchased by our principal stockholders, executive officers and directors in the following amounts:

•	A. Clinton Allen, a director of the Company, purchased 48,000 Units at a price of $2.50 per Unit, totaling $120,000;

•	Mr. Allen’s spouse purchased 24,000 Units at a price of $2.50 per Unit, totaling $60,000; and

•	Richard DeWolfe, a director of the Company, purchased 40,000 Units at a price of $2.50 per Unit, totaling $100,000.

On October 16, 2009, the Company entered into a Securities Purchase and Exchange Agreement with the investors party thereto in connection with a PIPE (Private Investment in a Public Entity) financing. Pursuant to the Securities Purchase and Exchange Agreement, certain new investors purchased 8,818,892 shares of common stock in a private placement for net proceeds of approximately $7.3 million, or $9.2 million when combined with the proceeds of two prior placements consummated in June and September 2009. The Company used the net proceeds from this financing transaction to retire debt, for working capital and general corporate purposes. Certain of our principal stockholders, executive officers and directors participated in this transaction as follows:

•

A. Clinton Allen, a director of the Company, exchanged 48,000 warrants at an exchange ratio of 0.63158 shares of Common Stock per warrant, resulting in a total of 30,316 additional shares of Common Stock;

•	Mr. Allen’s spouse exchanged 24,000 warrants at an exchange ratio of 0.63158 shares of Common Stock per warrant, resulting in a total of 15,158 additional shares of Common Stock; and

•

Richard DeWolfe, a director of the Company, exchanged 40,000 warrants at an exchange ratio of 0.63158 shares of Common Stock per warrant, resulting in a total of 25,263 additional shares of Common Stock.

Certain Transactions Involving Lorne Weil

In October 19, 2009, the Company, through an arms-length transaction, transferred its rights to purchase four Piaggio Avanti II aircraft to LW Air, a group of entities controlled by Lorne Weil, a director and principal stockholder of the Company, pursuant to the existing aircraft purchase agreement between the Company and Piaggio America, Inc. Upon delivery of the aircraft, Piaggio America returned $2.6 million of deposits previously paid on the aircraft by the Company. Simultaneous with this transaction, the Company entered into an eight-year management agreement with LW Air for those aircraft and the Company issued to Lorne Weil warrants to purchase 2,373,620 shares of common stock at an exercise price of $1.25 per share (the “LW Warrant”). The LW Warrant had an expiration date of October 16, 2012. During the original term of the LW Warrant, the Company could redeem the LW Warrant at any time at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock has been at least 300.0% of the exercise price of the warrant for any twenty trading days, during any consecutive thirty day trading period, ending on the third trading day preceding the date of the notice of redemption.

On September 28, 2012, LW Air and the Company amended the management agreements for each aircraft. Prior to entering into these amendments, the Company was required to pay additional amounts to LW Air if use of the aircraft exceeded 1,200 hours per year. The amendments provided that the Company is not required to pay such additional amounts unless use of the aircraft exceeds 1,350 hours per year, retroactive to the beginning of each management agreement. In addition, these amendments to the management agreements also reduced the monthly proceeds payable to LW Air by $25,000 per month per aircraft for a period of twelve consecutive months beginning in August 2012, resulting in a reduced aggregate payment of $1.5 million. Simultaneous with these amendments, the Company entered into the LW Restricted Stock Agreement pursuant to which the Company issued to LW Air an aggregate of 2,000,000 shares of common stock, subject to certain anti-dilution rights, at an effective price of $0.75 per share. The Company also amended and restated the LW Warrant to reduce the exercise price from $1.25 per share to $1.00 per share, to extend the expiration date of the warrant to October 19, 2015 and to provide that the warrant will be entitled to certain anti-dilution rights.

On November 30, 2012, the Company and LW Air further amended the LW Warrant to increase the number of shares for which the warrant is exercisable from 2,373,620 shares to 3,560,430 shares of common stock and to reduce the exercise price of the warrant from $1.00 per share to $0.50 per share. This LW Warrant was also amended so that its anti-dilution provisions would not apply to the Company’s financing described below.

On November 30, 2012, in view of the Financing described below and LW Air’s existing anti-dilution rights, the Company amended the LW Restricted Stock Agreement to increase the number of shares of common stock issued pursuant to the LW Restricted Stock Agreement from 2,000,000 shares to 6,000,000 shares, and also issued to Lorne Weil the Additional LW Warrant to purchase 6,000,000 shares of common stock. The Additional LW Warrant has an exercise price of $0.50 per share, which is subject to anti-dilution protection. The Additional LW Warrant expires on November 30, 2015.

On January 24, 2013, the Company borrowed $312,000 from Lorne Weil, a director and principal stockholder of the Company. The loan did not require the payment of any interest. The loan, which was due on February 10, 2013, was fully repaid by the Company on February 6, 2013.

Certain Transactions Involving Hugh Fuller

In July 2006, the Company entered into a lease agreement, pursuant to which Midsouth, which is controlled by Hugh Fuller, a principal stockholder of the Company, leased a core aircraft to the Company. The original lease agreement was accounted for as an operating lease. In April 2009, the Company amended the original lease agreement, pursuant to which the Company was required to pay $74,900 per month, at 11.0% interest per annum until August 2011, the expiration date of the amended lease agreement. In addition, the Company agreed to purchase the leased aircraft for approximately $3.0 million from Midsouth within sixty days following the expiration of the amended lease agreement. In August 2011, the Company entered into a second amendment to the aircraft lease agreement to extend the lease term for five years, and decrease the monthly payments to $62,500. Upon expiration of the five year term, the Company may purchase, at its sole discretion, the aircraft at a purchase price of approximately $0.3 million.

On October 10, 2007, the Company entered into a lease agreement to which Midsouth leased an additional core aircraft to the Company. Under this lease agreement, Midsouth provided funding for the $4.7 million purchase of a pre-owned Piaggio P-180 aircraft. Midsouth leases the aircraft exclusively to the Company under a five year lease at 15.0% interest per annum. The monthly lease payments for the term of the lease are $89,000. On November 30, 2012, pursuant to Amendment No. 1 to the lease agreement, Mr. Fuller agreed to extend the term of the lease for an additional sixty months, or until November 30, 2017, except that Mr. Fuller shall have the sole option to terminate the lease agreement and sell the aircraft in which case the Company agrees that it will issue to Mr. Fuller a number of units equal to the result of dividing (A) the difference between $1.5 million and the numerical value of the then current payoff amount as outlined in the lease agreement for the aircraft by (B) 0.25. For purposes of this provision, a unit will consist of one share of the Company’s common stock (subject to certain adjustments) and a warrant to purchase one share of common stock.

In April 2009, the Company entered into an additional lease agreement, pursuant to which Midsouth leases a Piaggio P-180 aircraft to the Company for a ten year lease term at $75,000 per month, at 15.0% interest per annum. The Company is required to provide Midsouth with 100 hours of flight time per year during the lease term. Midsouth has the sole option to terminate the lease at the end of the fifth year of the lease term and require the Company to purchase the leased aircraft for approximately $3.8 million within ninety days of that date. If this option is not exercised by Midsouth, the lease will continue for the remaining five years of the lease term and, at the end of the ten year lease, the Company will be required to purchase the aircraft from Midsouth for $0.3 million.

In September 2011, simultaneous with the termination of the Floor Plan Finance Renewal Agreement and Renewal Guaranteed Aircraft Purchase Agreement for a Piaggio P-180 aircraft, the Company entered into a lease agreement, pursuant to which Midsouth leases a Piaggio P-180 aircraft to the Company for a five year lease term at $75,000 per month, at 15.0% interest per annum. Following the expiration of the term of the lease agreement, the Company has agreed to purchase the leased aircraft for approximately $3.4 million from Midsouth.

In September 2011, the Company purchased one new Piaggio Avanti P-180 aircraft, for resale in the Fractional Ownership program, which was financed through a Floor Plan Financing Agreement between the Company and Midsouth (the “Floor Plan Agreement”). The Floor Plan Agreement had a term ending on the later of: (1) fifteen months or (2) the date on which the net purchase price for the aircraft financed pursuant to the Floor Plan Agreement is paid. The Company initially agreed to pay Midsouth a monthly fee of $72,500 following the commencement of the term pursuant to the Floor Plan Agreement. The aircraft purchase agreement related to the aircraft financed pursuant to the Floor Plan Agreement originally required the Company to purchase the aircraft from Midsouth on or before December 31, 2012. On November 30, 2012, Midsouth agreed to extend the term of the Floor Plan Agreement for an additional eight months, or until August 30, 2013.

In October 2011, the Company entered into a five year lease agreement with Midsouth to lease a pre-owned aircraft for an aggregate of $2.0 million in lease payments. The Company will make principal payments ranging from $24,000 to $29,500 plus interest of 13% per annum. Following the expiration of the term of the lease agreement, the Company has agreed to purchase the leased aircraft for approximately $0.4 million from Midsouth.

In May 2012, the Company entered into a two year lease agreement with Midsouth to lease another pre-owned aircraft for an aggregate of $1.2 million in lease payments. The Company will make monthly lease payments to Midsouth in the amount of $55,000, which includes variable interest of 9.9% per annum (based on 4.9% over a floor of a 5% prime rate). Following the expiration of the lease agreement, the Company will receive title to the aircraft.

In July 2012, the Company entered into a ten year lease agreement with Midsouth to lease a pre-owned Piaggio Avanti II for an aggregate of $4.6 million in lease payments payable by the Company to Midsouth. The Company will make monthly lease payments to Midsouth in the amount of $55,171, which includes variable interest of 9.9% per annum (based on 4.9% over a floor of a 5% prime rate). Additionally, the Company issued 200,000 shares of fully-vested restricted stock at an effective price of $1.50 per share in connection with this lease agreement pursuant to a restricted stock agreement (the “HF Restricted Stock Agreement”). Following the expiration of the lease agreement, the Company has the option to purchase the aircraft at the then fair market value. The obligation outstanding at September 30, 2012 totaled approximately $4.6 million.

On November 30, 2012, Midsouth agreed to a reduction in the interest portion of the lease payments for seven of the aircraft leases in the aggregate amount of approximately $1.8 million over fifteen months, with reductions in the lease payments of approximately $0.2 million per month beginning in November 2012 through January 2013, and approximately $0.1 million per month for twelve consecutive months thereafter, ending on January 31, 2014. In consideration of the foregoing, the Company amended the HF Restricted Stock Agreement and issued 8,200,000 shares of fully-vested restricted stock to Mr. Fuller as well as a warrant (the “HF Warrant”) to purchase 8,400,000 shares of common stock. The HF Warrant will expire on November 30, 2017 and has an exercise price of $0.50 per share. The HF Warrant is also subject to certain anti-dilution rights.

On November 30, 2012, the Company also issued a Warrant (the “HF Overfly Warrant”) to Mr. Fuller, to purchase 645,200 shares of common stock. The HF Overfly Warrant will expire on November 30, 2017 and has an exercise price of $0.50 per share. The HF Overfly Warrant was issued in lieu of paying additional amounts owed to Mr. Fuller pursuant to certain aircraft leases as a result of the aircraft exceeding certain hourly usage limitations.

Senior Secured Convertible Promissory Note and Warrant Financing

On November 30, 2012, the Company entered into a note and warrant purchase agreement (the “Purchase Agreement”) providing for the issuance of an aggregate of up to $10.0 million in principal amount of senior secured convertible promissory notes (the “Notes”) and warrants to purchase up to an aggregate of 40,000,000 shares of the common stock (the “Warrants”) at an initial and additional closings (the “Financing”). At the initial closing, which occurred on November 30, 2012, the Company issued an aggregate of $2.8 million in aggregate principal amount of Notes and warrants to purchase an aggregate of 11,200,000 shares to certain members of the Company’s Board of Directors and their affiliates as follows:

•

Robert Lepofsky, a director of the Company, purchased a Note having an aggregate principal amount of $200,000, which is convertible into 800,000 shares of Common Stock, and a Warrant to purchase 800,000 shares of Common Stock;

•

A. Clinton Allen, a director of the Company, purchased a Note having an aggregate principal amount of $150,000, which is convertible into 600,000 shares of Common Stock, and a Warrant to purchase 600,000 shares of Common Stock;

•	Mr. Allen’s spouse purchased a Note having an aggregate principal amount of $50,000, which is convertible into 200,000 shares of Common Stock, and a Warrant to purchase 200,000 shares of Common Stock;

•

Richard DeWolfe, a director of the Company, purchased a Note having an aggregate principal amount of $200,000, which is convertible into 800,000 shares of Common Stock, and a Warrant to purchase 800,000 shares of Common Stock;

•

Arthur Goldberg, a director of the Company, purchased a Note having an aggregate principal amount of $100,000, which is convertible into 400,000 shares of Common Stock, and a Warrant to purchase 400,000 shares of Common Stock;

•

Barry Gordon, a director of the Company, purchased a Note having an aggregate principal amount of $100,000, which is convertible into 400,000 shares of Common Stock, and a Warrant to purchase 400,000 shares of Common Stock; and

•

The A. Lorne Weil 2006 Irrevocable Investment Trust, a Delaware trust with an independent corporate trustee, of which trust A. Lorne Weil, a director and principal stockholder of the Company, his spouse and his descendants are among the beneficiaries, purchased a Note having an aggregate principal amount of $2,000,000, which is convertible into 8,000,000 shares of Common Stock, and a Warrant to purchase 8,000,000 shares of Common Stock.

The securities offered will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The Notes bear interest at an initial rate of 2.0% per annum, which will increase to 12.0% per annum if the Company is unsuccessful in obtaining stockholder approval by March 31, 2013 to increase the Company’s authorized shares of common stock so that a sufficient number of shares are reserved for the conversion of the Notes. Holders of the Notes may, at their option, elect to convert all outstanding principal and accrued but unpaid interest on the Notes into shares of common stock at a conversion price of $0.25 per share, but may convert only a portion of such Notes if an inadequate number of authorized shares of common stock is available to effect such optional conversion. Holders of the Notes are entitled to certain anti-dilution protections. The Company may prepay the Notes on or after the November 28, 2014. The Notes have a maturity date of November 28, 2015, unless the Notes are earlier converted or an event of default or liquidation event occurs. In addition, the Notes are secured under the Security Agreement dated November 30, 2012 by a first priority security interest in substantially all of the assets of the Company that are not otherwise encumbered and excluding all aircraft, fractional ownership interests in aircraft, restricted cash, deposits on aircraft and flight hour cards. The Company also entered into a Registration Rights Agreement with the holders of the Notes dated November 30, 2012 pursuant to which the Company has agreed to register under the Securities Act of 1933, as amended, the shares of common stock issuable upon conversion of the Notes.

The Warrants are exercisable at an exercise price of $0.50 per share, which exercise price is subject to certain anti-dilution protections, but the Warrants may not be exercised unless a sufficient number of authorized shares of common stock are available for the exercise of the Warrants. The Warrants expire on November 30, 2017.

On December 12, 2012, the Company received a letter from the SSF Investors claiming that liquidated damages were payable by the Company to the SSF Investors under the Registration Rights Agreement dated October 16, 2009 by and among the Company, certain investors and EarlyBirdCapital, Inc., LLC. On February 6, 2013, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with the SSF Investors to resolve the matter and issued to the SSF Investors senior secured convertible promissory notes having an aggregate principal amount of approximately $1.1 million (the “SSF Notes”) and warrants to purchase an aggregate of 4,222,148 shares of common stock (the “SSF Warrants”). The SSF Notes bear interest at an initial rate of 2.0% per annum, which will increase to 12.0% per annum if the Company is unsuccessful in obtaining stockholder approval by March 15, 2013 to increase the Company’s authorized shares of common stock so that a sufficient number of shares are reserved for the conversion of the SSF Notes. Holders of the SSF Notes may, at their option, elect to convert all outstanding principal and accrued but unpaid interest on the SSF Notes into shares of common stock at a conversion price of $0.25 per share, but may convert only a portion of such SSF Notes if an inadequate number of authorized shares of common stock is available to effect such optional conversion. Holders of the

SSF Notes are entitled to certain anti-dilution protections. The Company may prepay the SSF Notes on or after November 28, 2014. The SSF Notes have a maturity date of November 28, 2015, unless the SSF Notes are earlier converted or an event of default or liquidation event occurs. The SSF Warrants are exercisable at an exercise price of $0.50 per share, which exercise price is subject to certain anti-dilution protections, but the SSF Warrants may not be exercised unless a sufficient number of authorized shares of common stock are available for the exercise of the SSF Warrants. In addition, the SSF Warrants may be exercised on a cashless basis if a registration statement covering the shares underlying the SSF Warrants, or an exemption from registration, is not available for the resale of such shares underlying the SSF Warrants. The SSF Warrants expire on November 30, 2017.

Compensation of the Company’s Counsel

Allison Roberto, spouse of Steve Santo, has been employed as the Counsel of the Company since June 7, 2003. In fiscal year 2012, Ms. Roberto’s total compensation was $124,055, comprised of $115,000 base salary, $7,500 in bonus and $1,555 in employer 401(k) match contributions. In fiscal year 2011, Ms. Roberto’s total compensation was $124,225, comprised of $115,000 base salary, $7,500 in bonus and $1,725 in employer 401(k) match contributions. In fiscal year 2010, Ms. Roberto’s total compensation was $111,405, comprised of $110,269 base salary and $1,136 in employer 401(k) match contributions.

LEGAL MATTERS

The validity of the common stock offered in this prospectus was passed upon for the Company by DLA Piper LLC (US).

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information contained in documents that we file with them. We are incorporating by reference into this prospectus the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed with the SEC on September 28, 2012;

•	Our Amendment No. 1 to the Annual Report on Form 10K for the fiscal year ended June 30, 2012 filed with the SEC on October 17, 2012;

•	Our Definitive Proxy Statement filed with the SEC on September 28, 2012;

•

Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012 filed with the SEC on November 16, 2012, and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2012 filed with the SEC on February 14, 2013; and

•

Our Current Reports on Form 8-K filed with the SEC on September 28, 2012, October 26, 2012, November 2, 2012, November 13, 2012, December 6, 2012, December 26, 2012, January 25, 2013, February 7, 2013, February 8, 2013, February 12, 2013 and February 15, 2013.

By incorporating by reference our Annual, Quarterly and Current Reports and our Definitive Proxy Statement, we can disclose important information to you by referring you to our Annual, Quarterly and Current Reports, which are considered part of this prospectus.

You may request, orally or in writing, a copy of any or all documents incorporated herein by reference. These documents will be provided to you at no cost if you contact Tom Palmiero, Avantair, Inc., 4311 General Howard Drive, Clearwater, Florida 33762; telephone number 727-538-7910; email address: tpalmiero@avantair.com. In addition, the Company’s Internet address is http://www.avantair.com. A copy of any or all documents incorporated herein by reference are available to you free of charge through the Investor sections of our website.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

EXPERTS

The consolidated balance sheets of Avantair and its subsidiaries as of June 30, 2012 and 2011 (restated) and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, have been audited by CohnReznick LLP, an independent registered public accounting firm, as stated in their report dated September 28, 2012, which included an explanatory paragraph with respect to the restatement of the 2011 consolidated financial statements and is incorporated by reference herein, and such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Avantair is a public company and files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document the Company files with the SEC, including the Registration Statement on Form S-1 of which this prospectus forms a part, without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the SEC at prescribed rates from the SEC’s public reference room at such address. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. In addition, registration statements and certain other filings made with the SEC electronically are available to the public through the SEC’s web site at http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the Company’s estimates of the expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by the Company.

Item	Amount
SEC registration fee	$1,020	*
Legal fees and expenses	55,000
Accounting fees and expenses	27,000
Printing fees and expenses	6,000
Miscellaneous fees and expenses	1,000

Total	$90,020

*	Previously paid.

Item 14.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article Eight of the Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The Fourth Amended and Restated Bylaws provide that the Company will indemnify any of its directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. The Company will repay expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, specifically including actions by us or in our name (derivative suits). These indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest, or, with respect to a criminal action or proceeding, had reasonable cause to believe his or her conduct was unlawful.

The indemnification provisions contained in the Company’s Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, or vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status. The foregoing descriptions are only general summaries. For additional information we refer you to the full text of our Amended and Restated Certificate of Incorporation filed on March 15, 2007 as Exhibit 3.1 to our Current Report on Form 8-K and our Fourth Amended and Restated Bylaws filed on January 25, 2013 as Exhibit 3.1 to our Current Report on Form 8-K which we incorporate by reference herein.

Item 15.	Recent Sales of Unregistered Securities.

A.	On October 16, 2009, Avantair, Inc. (the “Company” or “Avantair”) entered into a Securities Purchase and Exchange Agreement (the “Stock Purchase Agreement”) with the investors party thereto in connection with a PIPE (Private Investment in a Public Entity) financing. Pursuant to the Stock Purchase Agreement, certain new investors purchased 8,818,892 shares of common stock in a private placement for net proceeds of approximately $7.3 million, or $9.2 million when combined with the proceeds of two prior placements consummated in June and September 2009. The Company used the net proceeds from this financing transaction to retire debt, for working capital and general corporate purposes.

Under the terms of the Stock Purchase Agreement, Avantair sold 8,818,892 shares of common stock to the new investors at a price per share of $0.95. In addition, pursuant to the Stock Purchase Agreement, the Company exchanged the 817,200 outstanding warrants that had been issued to existing investors in the two prior private placements for an aggregate of 516,127 shares of common stock. The Stock Purchase Agreement terminated the purchase agreement and registration rights agreement entered into in connection with the June and September 2009 private placements. The securities were issued in a private placement in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Section 3(a)(9) under the Securities Act of 1933, as amended. Avantair did not engage in any general solicitation or advertisement for the issuance of these securities.

B.	On October 16, 2009, pursuant to an agreement between EBC and the Company, in consideration for services rendered as placement agent for the Company’s June, September and October 2009 private placements, the Company issued to EBC and its affiliates 455,887 fully vested warrants which expired on June 30, 2012. Each warrant permitted the holder to purchase one share of the Company’s common stock at an exercise price of $1.05 per share. The shares issuable upon exercise of the warrants were entitled to registration rights under the October 2009 Registration Rights Agreement. The Company was permitted to redeem the warrants at any time on or after October 16, 2011 at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock had been at least 200.0% of the exercise price of a warrant for any twenty trading days during any consecutive thirty trading day period ending on the third trading day preceding the date of the notice of redemption. These warrants were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as a transaction by an issuer not involving any public offering.

C.

On August 3, 2012, pursuant to an agreement between Early Bird Capital (“EBC”) and the Company, in consideration for services rendered in connection with an aircraft purchase agreement with Remington Arms Company, the Company issued to EBC and its affiliates warrants to purchase 50,000 shares of common stock, which expire on August 2, 2015. The warrants have an exercise price of $0.60 per share. The Company has the option to redeem the warrants at any time at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock has been at least 200.0% of the exercise price of a warrant for any twenty trading days during any consecutive thirty trading day period ending on the third trading day preceding the date of the notice of redemption. The holder did not exercise any of the warrants nor did the Company redeem any of the warrants on or after August 3, 2012 through December 31, 2012. These warrants were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as a transaction by an issuer not involving any public offering.

D.	On September 28, 2012, LW Air and the Company amended the management agreements for each aircraft managed by the Company and owned by LW Air so that the Company is not required to pay the owner additional amounts unless usage of the aircraft exceeds 1,350 hours per year, retroactive to the beginning of each management agreement. Simultaneous with this transaction, the Company entered into an Amended and Restated Warrant Agreement with Lorne Weil, a Director of the Company, wherein warrants were reissued for the purchase of 2,373,620 shares of the Company’s common stock at an exercise price of $1.00 per share. The original Warrant Agreement dated October 19, 2009 with Lorne Weil for the purchase of 2,373,620 shares of the Company’s common stock terminated and was replaced by the Amended and Restated Warrant Agreement upon execution of the same. The warrants underlying the Amended and Restated Warrant Agreement expire on October 19, 2015 and while effective, the warrants are subject to certain anti-dilution rights. The Company may redeem the warrants held by Lorne Weil at any time at the price of $0.01 per warrant, provided that the volume weighted average price of the Company’s common stock has been at least 300.0% of the exercise price of a warrant for any twenty trading days, during any consecutive thirty day trading period, ending on the third trading day preceding the date of the notice of redemption. The holder did not exercise any of the warrants nor did the Company redeem any of the warrants on or after September 28, 2012 through September 30, 2012. On November 30, 2012, the Company and LW Air amended the warrant to increase the number of shares for which the warrant is exercisable from 2,373,620 shares to 3,560,430 shares of common stock and to reduce the exercise price of the warrant from $1.00 per share to $0.50 per share. This warrant amendment also provides for, among other things, revised antidilution rights so the antidilution rights set forth in the warrant would not apply in connection with the senior secured convertible promissory note and warrant financing described in paragraph H below. These warrants were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as a transaction by an issuer not involving any public offering.

E.	Effective September 28, 2012, the terms of the Company’s management agreements with LW Air, which is controlled by Lorne Weil, a director of the Company, were amended to irrevocably reduce the owner’s monthly proceeds pursuant to each of the aircraft management agreements by $25,000 per month for a period of twelve consecutive months beginning in August 2012, or $0.3 million per aircraft, the aggregate reduction of LW Air’s monthly proceeds totaling $1.5 million, with respect to all five of the aircraft owned by LW Air. Simultaneous with this transaction, the Company entered into a Restricted Stock Agreement (the “LW Restricted Stock Agreement”), dated as of September 28, 2012, pursuant to which the Company issued to LW Air 2,000,000 shares of common stock at a price of $0.75 per share, subject to certain antidilution rights, for an aggregate value of $1.5 million. On November 30, 2012, the Company entered into Amendment No. 1 to Restricted Stock Agreement (“Amendment No. 1”) with the LW Entities. The LW Restricted Stock Agreement provided that the shares issued would be entitled to antidilution protections, which would have required the issuance of additional shares to LW Air in connection with the senior secured convertible promissory note and warrant financing described in paragraph H below. Amendment No. 1 provides for, among other things, revised antidilution rights so the antidilution provisions in the LW Restricted Stock Agreement would not apply in connection with the Financing; the issuance of 4,000,000 additional shares of common stock to LW Air on November 30, 2012 and warrants to purchase an aggregate of 6,000,000 shares of common stock on November 30, 2012, in substantially the same form as the warrants described in paragraph H below. These securities were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as a transaction by an issuer not involving any public offering.

F.

In July 2012, the Company entered into a ten year lease agreement with Midsouth for $4.6 million, related to one used Piaggio Avanti II ( “July Aircraft Lease”). The Company will make monthly lease payments to Midsouth in the amount of $55,171, which includes variable interest of 9.9% per annum (based on 4.9% over a floor of a 5% prime rate). Additionally, the Company issued 200,000 shares of fully-vested restricted stock, with a par value of $0.0001, at a price of $1.50 per share to reduce the principal balance to be financed by $300,000. Following the expiration of the lease agreement, the Company has the option to purchase the aircraft at the then fair market value. The obligation outstanding at September 30, 2012 totaled approximately $4.6 million. The Company paid no fees or commissions in connection with the issuance of these shares. In addition to the July Aircraft Lease, the Company is currently a party to various lease agreements with Midsouth, Hugh Fuller, or other entities controlled by Hugh Fuller for the lease of six additional aircraft (“Additional Aircraft Leases”). The original terms of the Additional Aircraft Leases range from fifteen (15) months to one hundred twenty (120) months and the aggregate monthly lease payments for the Additional Aircraft Leases and the July Aircraft Lease (collectively “HF Aircraft Leases”) total approximately $528,000.00. On November 30, 2012, Mr. Fuller agreed to the reduction in the principal amount of lease payments under the HF Aircraft Leases in the aggregate amount of $1.8 million, totaling a reduction in lease payments in the amount of $200,000 per month beginning in November 2012 through January 2013, and $100,000 per month reduction for twelve consecutive months thereafter. Mr. Fuller also agreed to extend the term of the lease for an additional sixty (60) months, or until November 30, 2017, on similar terms, except that Mr. Fuller shall have the sole option to terminate the lease agreement and sell the aircraft and the Company agrees that it shall issue to Mr. Fuller a number of Units (as defined below) equal to the result of dividing (A) the difference between $1.5 million and the numerical value of the then current payoff amount as outlined in the lease agreement for the aircraft by (B) 0.25. For purposes of this provision, a Unit shall consist of one share of the Company’s common stock (subject to adjustment as described below) and one warrant to purchase a share of the Company’s common stock at $0.50. Mr. Fuller also agreed to extend the term of the Floor Plan Finance Agreement originally entered into in September 2011 for an additional eight (8) months, or until August 30, 2013. In consideration of the foregoing, the Company issued 8,200,000 shares of common stock to Mr. Fuller as well as a warrant to purchase 8,400,000 shares of common stock at an exercise price of $0.50 per share, which expires on November 30, 2017. These shares of common stock and warrant discussed in this paragraph are entitled to certain antidilution protections. These securities were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as a transaction by an issuer not involving any public offering.

G.	On November 30, 2012, the Company issued a warrant to Hugh Fuller, to purchase 645,200 shares of common stock at an exercise price of $0.50 per share, which expires on November 30, 2015 and is entitled to certain antidilution protections. These warrants were issued in lieu of paying additional amounts owed to Mr. Fuller pursuant to certain aircraft leases as a result of the aircraft exceeding certain hourly usage limitations. These warrants were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as a transaction by an issuer not involving any public offering.

H.	On November 30, 2012, the Company entered into a note and warrant purchase agreement (the “Purchase Agreement”) providing for the issuance of an aggregate of up to $10.0 million in principal amount of senior secured convertible promissory notes (the “Notes”) and warrants to purchase up to an aggregate of 40,000,000 shares of the common stock (the “Warrants”) at an initial and additional closings (the “Financing”). At the initial closing, which occurred on November 30, 2012, the Company issued Notes having an aggregate principal amount of $2.8 million and warrants to purchase an aggregate of 11,200,000 shares to certain members of the Company’s Board of Directors and their affiliates. On February 1, 2013, the Company issued an aggregate of $712,500 in Notes and warrants to purchase an aggregate of 2,850,000 shares of common stock to ten accredited investors. Holders of the Notes may optionally elect to convert all outstanding principal and accrued but unpaid interest on the Notes into shares of common stock at a conversion price of $0.25 per share. To the extent that there are not adequate authorized shares of common stock to effect the optional conversion, the holders of Notes who elect to convert may convert Notes representing a portion of the number of authorized shares of common stock available for issuance upon such conversion. In addition, holders of the Notes are entitled to certain anti-dilution protections for issuances of certain securities of the Company at a price less than 75% of the then current conversion price. The Warrants to purchase common stock are initially exercisable at an exercise price of $0.50 per share, which exercise price is subject to certain anti-dilution protections for issuances of certain securities of the Company at a price less than 75% of the then current exercise price. The Warrants are not exercisable, however, unless a sufficient number of authorized shares of common stock are available for the exercise of the Warrants. The Company has agreed to use best efforts to obtain stockholder approval to increase the number of authorized shares so that a sufficient number will be reserved for issuance upon conversion of the Notes and exercise of the Warrants. Each Warrant expires on November 30, 2017. The securities offered will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. These securities were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Rule 506 and Section 4(2) thereof, as a transaction by an issuer not involving any public offering.

I.	On November 25, 2012, in consideration for financial, consulting and/or investment banking services performed by EarlyBirdCapital, Inc. (“EBC”), the Company issued to EBC warrants for the purchase of 250,000 shares of the Company’s common stock with a November 25, 2017 expiration date. Each warrant permits the holder to purchase one share of the Company’s common stock at an exercise price of $0.50 per share. These warrants contain substantially the same terms as the warrants described in paragraph H above. These securities were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as a transaction by an issuer not involving any public offering.

J.	On February 6, 2013, the Company issued senior secured convertible promissory notes having an aggregate principal amount of approximately $1.1 million to SSF Investors (the “SSF Notes”) and warrants to purchase an aggregate of 4,222,148 shares of common stock (the “SSF Warrants”). Holders of the SSF Notes may, at their option, elect to convert all outstanding principal and accrued but unpaid interest on the SSF Notes into shares of common stock at a conversion price of $0.25 per share, but may convert only a portion of such SSF Notes if an inadequate number of authorized shares of common stock is available to effect such optional conversion. Holders of the SSF Notes are entitled to certain anti-dilution protections. The SSF Notes have a maturity date of November 28, 2015, unless the SSF Notes are earlier converted or an event of default or liquidation event occurs. The SSF Warrants are exercisable at an exercise price of $0.50 per share, which exercise price is subject to certain anti-dilution protections, but the SSF Warrants may not be exercised unless a sufficient number of authorized shares of common stock are available for the exercise of the SSF Warrants. In addition, the SSF Warrants may be exercised on a cashless basis if a registration statement covering the shares underlying the SSF Warrants, or an exemption from registration, is not available for the resale of such shares underlying the SSF Warrants. The SSF Warrants expire on November 30, 2017. The securities offered will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. These securities were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Rule 506 and Section 4(2) thereof, as a transaction by an issuer not involving any public offering.

Item 16.	Exhibits

(a) See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed herewith, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or notes to the Annual Report on Form 10-K for the year ended June 30, 2012, which is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Clearwater, Florida on March 5, 2013

AVANTAIR, INC.

By:	/s/ Steven Santo
Steven Santo Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven Santo Steven Santo	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	March 5, 2013

/s/ Carla Stucky Carla Stucky	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 5, 2013

* Robert J. Lepofsky	Director	March 5, 2013

* A. Clinton Allen	Director	March 5, 2013

* Stephanie Cuskley	Director	March 5, 2013

* Richard B. DeWolfe	Director	March 5, 2013

* Arthur H. Goldberg	Director	March 5, 2013

* Barry J. Gordon	Director	March 5, 2013

* Lorne Weil	Director	March 5, 2013

*By: /s/ Steven Santo Steven Santo, Attorney-in-fact		March 5, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
2.1	Stock Purchase Agreement, dated as of October 2, 2006 between Ardent Acquisition Corporation and the Stockholders of Avantair, Inc.		Form 8-K (Exhibit 2.1)	10/4/06	000-51115

2.2	Letter Agreement, entered into as of October 2, 2006 between Avantair, Inc., certain equity investors and Ardent Acquisition Corporation.		Form 8-K (Exhibit 2.2)	10/4/06	000-51115

2.3	Amendment to Stock Purchase Agreement, dated as of December 15, 2006 between Ardent Acquisition Corporation and the Stockholders of Avantair, Inc.		Form 8-K (Exhibit 2.1)	12/20/06	000-51115

2.4	Securities Purchase and Exchange Agreement, dated as of October 16, 2009 by and among Avantair, Inc. and certain investors.		Form 8-K (Exhibit 10.1)	10/22/09	000-51115

3.1	Amended and Restated Certificate of Incorporation.		Form 8-K (Exhibit 3.1)	3/15/07	000-51115

3.2	Fourth Amended and Restated By-laws.		Form 8-K (Exhibit 3.1)	1/25/13	000-51115

3.3	Certificate of Designations, filed with the Secretary of State of the State of Delaware on November 14, 2007.		Form 8-K (Exhibit 3.1)	11/20/07	000-51115

4.1	Specimen Unit Certificate.		Form S-1 (Exhibit 4.1)	12/16/04	333-121028

4.2	Specimen Common Stock Certificate.		Form S-1 (Exhibit 4.2)	12/16/04	333-121028

4.3	Specimen Warrant Certificate.		Form S-1 (Exhibit 4.3)	12/16/04	333-121028

4.4	Form of Unit Purchase Option to be granted to Representative.		Form S-1 (Exhibit 4.4)	12/16/04	333-121028

4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.		Form S-1 (Exhibit 4.5)	12/16/04	333-121028

4.6	Form of Warrant Agreement issued by the Registrant dated as of October 16, 2009.		Form S-1 (Exhibit 4.6)	11/17/09	333-163152

4.7	Note and Warrant Purchase Agreement, dated as of November 30, 2012, by and among Avantair, Inc. and the purchasers named therein.		Form 8-K (Exhibit 10.1)	12/6/12	000-51115

4.8	Form of Senior Secured Convertible Promissory Note issued by Avantair, Inc.		Form 8-K (Exhibit 10.2)	12/6/12	000-51115

4.9	Form of Warrant issued by Avantair, Inc.		Form 8-K (Exhibit 10.3)	12/6/12	000-51115

4.10	Security Agreement, dated as of November 30, 2012, by and among Avantair, Inc. and Barry Gordon, as Collateral Agent.		Form 8-K (Exhibit 10.4)	12/6/12	000-51115

4.11	Registration Rights Agreement, dated as of November 30, 2012, by and among Avantair, Inc. and the investors party thereto.	Form 8-K (Exhibit 10.5)	12/6/12	000-51115

4.12.1	Restricted Stock Agreement between Avantair, Inc. and LW Air dated September 28, 2012.	Form 10-Q (Exhibit 10.2)	11/16/12	000-51115

4.12.2	Amendment No. 1 to Restricted Stock Agreement, dated as of November 30, 2012, issued by Avantair, Inc. to LW Air.	Form 8-K (Exhibit 10.6)	12/6/12	000-51115

4.13	Warrant issued by Avantair, Inc. to Lorne Weil on November 30, 2012.	Form 8-K (Exhibit 10.7)	12/6/12	000-51115

4.14.1	Amended and Restated Warrant For the Purchase of Shares of Common Stock issued by Avantair, Inc. to Lorne Weil dated September 28, 2012.	Form 10-Q (Exhibit 10.1)	11/16/12	000-51115

4.14.2	Amendment No. 1 to Amended and Restated Warrant, dated as of November 30, 2012, issued by Avantair, Inc. to Lorne Weil.	Form 8-K (Exhibit 10.8)	12/6/12	000-51115

4.15	Amended and Restated Restricted Stock Agreement, dated as of November 30, 2012, issued by Avantair, Inc. to Hugh Fuller.	Form 8-K (Exhibit 10.9)	12/6/12	000-51115

4.16	Warrant issued by Avantair, Inc. to Hugh Fuller on November 30, 2012.	Form 8-K (Exhibit 10.10)	12/6/12	000-51115

4.17	Settlement Agreement, dated as of February 6, 2013, by and among the Company, Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and David Greenhouse.	Form 8-K (Exhibit 10.1)	2/8/13	000-51115

4.18	Form of Senior Secured Convertible Promissory Note issued by the Company	Form 8-K (Exhibit 10.2)	2/8/13	000-51115

4.19	Form of Warrant issued by the Company	Form 8-K (exhibit 10.3)	2/8/13	000-51115

4.20	Registration Rights Agreement, dated as of February 6, 2013, by and among the Company, Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and David Greenhouse	Form 8-K (Exhibit 10.4)	2/8/13	000-51115

4.21	Warrant issued by the Company to EarlyBirdCapital, Inc. on November 30, 2012	Form 10-Q (Exhibit 10.13)	2/14/13	000-51115

5.1	Opinion of DLA Piper LLP (US)	Form S-1 (Exhibit 5.1)	3/8/10	333-163152

10.1@	Nonqualified Deferred Compensation Plan Adoption Agreement, dated December 18, 2008.	Form 8-K (Exhibit 99.1)	12/22/08	000-51115

10.2@	Avantair Leadership Deferred Compensation Plan Document, dated December 18, 2008.	Form 8-K (Exhibit 99.2)	12/22/08	000-51115

10.3	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders.	Form S-1 (Exhibit 10.13)	12/16/04	333-121028

10.4	Form of Warrant Purchase Agreement among EarlyBirdCapital, Inc. and each of the Initial Stockholders.	Form S-1 (Exhibit 10.14)	12/16/04	333-121028

10.5	Investors Rights Agreement, entered into as of October 2, 2006, between Avantair, Inc. and certain equity investors.	Form 8-K (Exhibit 10.1)	10/4/06	000-51115

10.6	Loan Agreement, entered into as of October 2, 2006 by and among Avantair, Inc., CNM, Inc. and Ardent Acquisition Corporation.	Form 8-K (Exhibit 10.2)	10/4/06	000-51115

10.7	Amended and Restated Promissory Note, dated June 1, 2007, made by Avantair, Inc. to CNM, Inc.	Amendment No. 4 to Form S-1 (Exhibit 10.17)	9/25/07	333-142312

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10.8@	Amended and Restated 2006 Long-Term Incentive Plan, dated February 2, 2012.	Form 10-Q (Exhibit 10.2)	2/10/12	000-51115

10.9@	Employment Agreement dated September 24, 2009, between the Registrant and Steven F. Santo.	Form 10-K (Exhibit 10.20)	9/28/09	000-51115

10.10@	Employment Agreement dated July 14, 2011, between the Registrant and Stephen M. Wagman.	Form 8-K (Exhibit 10.1)	7/19/11	000-51115

10.11	Floor Plan Finance Agreement, dated April 2, 2009, between the Registrant and MidSouth Services, Inc.	Form 8-K (Exhibit 10.1)	4/7/09	000-51115

10.12	Floor Plan Finance Agreement, dated April 2, 2009, between the Registrant and MidSouth Services, Inc.	Form 8-K (Exhibit 10.2)	4/7/09	000-51115

10.13	Floor Plan Finance Agreement, dated March 14, 2011, between the Registrant and MidSouth Services, Inc.	Form 8-K (Exhibit 10.1)	3/17/11	000-51115

10.14	Registration Rights Agreement, dated as of October 16, 2009 among the Registrant and certain investors.	Form 8-K (Exhibit 10.2)	10/22/09	000-51115

10.15*	Piaggio America, INC. P180 Avanti II Aircraft Purchase Agreement, dated November 10, 2005.	Amendment No. 3 to Form S-1 (Exhibit 10.13)	3/8/10	333-163152

10.16*	Piaggio America, INC. P180 Avanti II Aircraft Purchase Agreement, dated September 24, 2007.	Amendment No. 3 to Form S-1 (Exhibit 10.14)	3/8/10	333-163152

10.17*	Amendment to Aircraft Purchase Agreements dated November 10, 2005 and September 24, 2007 between Piaggio America, Inc. and Avantair, Inc., dated September 15, 2008.	Amendment No. 1 to Form S-1 (Exhibit 10.15)	1/26/10	333-163152

10.18*	Aircraft Management Agreement between LW Air I LLC and Avantair, Inc. dated October 19, 2009.	Amendment No. 1 to Form S-1 (Exhibit 10.16)	1/26/10	333-163152

10.19*	Aircraft Lease Agreement between LW Air I LLC and Avantair, Inc. dated October 19, 2009.	Amendment No. 1 to Form S-1 (Exhibit 10.17)	1/26/10	333-163152

10.20*	Cross Lease Exchange Agreement, dated October 19, 2009.	Amendment No. 1 to Form S-1 (Exhibit 10.18)	1/26/10	333-163152

10.21@	2012 Annual and Long-Term Incentive Plan.	Form 10-Q (Exhibit 10.4)	2/10/12	000-51115

10.22	Schedule of Additional Aircraft Management Agreements and Aircraft Lease Agreements with LW Air.	Form 10-Q (Exhibit 10.1)	2/10/12	000-51115

10.23@	Form of Deferred Share Award Agreement.	Form 10-Q (Exhibit 10.3)	2/10/12	000-51115

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10.24@	Avantair, Inc. Non-Employee Director Compensation Policy, dated February 2, 2012.		Form 10-Q (Exhibit 10.1)	5/11/12	000-51115

10.25@	Form of Non-Employee Director Restricted Stock Agreement.		Form 10-Q (Exhibit 10.2)	5/11/12	000-51115

10.26	Amendment No. 1 to the N180HM Aircraft Lease Agreement, dated as of November 30, 2012, by and among Avantair, Inc. and Clear Aircraft, Inc.		Form 8-K (Exhibit 10.12)	12/6/12	000-51115

21.1	Subsidiaries of Avantair, Inc.

23.1	Consent of CohnReznick LLP	X

23.2	Consent of DLA Piper LLP (U.S. (included in Exhibit 5.1)		Form S-1 (Exhibit 5.1)	3/8/10	333-163152

24.1	Power of Attorney (see signature page to initial filing)

@	Management contract or compensatory plan or arrangement.
*	Portions of the exhibit have been omitted pursuant to a request for confidential treatment.

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